As filed with the Securities and Exchange Commission on October 13, 2000


                                                     Registration No.  333-45014


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          Pre-Effective Amendment No. 1
                                     to the

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                     WESTSTAR FINANCIAL SERVICES CORPORATION
                 (Name of small business issuer in its charter)


    North Carolina                      6712                     56-2181423
(State or Jurisdiction           (Primary Standard             (IRS Employer
   of Organization)               Industrial Code)           Identification No.)


                                79 Woodfin Place
                      Asheville, North Carolina 28801-2426
                                 (828) 252-1735
          (Address and telephone number of principal executive offices)

                         G. Gordon Greenwood, President
                                79 Woodfin Place
                      Asheville, North Carolina 28801-2426
                                 (828) 252-1735
            (Name, address and telephone number of agent for service)

                                   Copies to:

                            Anthony Gaeta, Jr., Esq.
                               Erik Gerhard, Esq.
                             Gaeta & Glesener, P.A.
                        808 Salem Woods Drive, Suite 201
                                Raleigh, NC 27615
                              (919) 845-2558 Phone
                               (919) 518-2146 Fax

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED ________, 2000

                             [Prospectus cover page]

Prospectus
________, 2000


                     WESTSTAR FINANCIAL SERVICES CORPORATION
                                  COMMON STOCK
                         PURCHASE PRICE $____ PER SHARE

                            410,000 Shares (Maximum)
                            117,600 Shares (Minimum)

We are the parent company for The Bank of Asheville, a North Carolina community bank that opened for business in December 1997.

                               Weststar Financial
                              Services Corporation
                             The Bank of Asheville
                                79 Woodfin Place
                      Asheville, North Carolina 28801-2426
                                 (828) 252-1735

Trading Market


Our common stock is currently traded on the Nasdaq OTC Bulletin Board under the symbol "WFSC."


The Offering


Weststar Financial Services Corporation is offering a minimum of 117,600 shares and a maximum of 410,000 shares of its $1.00 par value common stock for sale at $____ per share. The price per share was determined solely on the historical trading price on the Over the Counter Bulletin Board. We will offer the common stock primarily in the City of Asheville and Buncombe County, North Carolina to all shareholders and customers of The Bank of Asheville as of September 2, 2000. Additionally, Wachovia Securities, Inc., a broker-dealer located in Charlotte, North Carolina will offer shares of common stock on a "best efforts" basis. This means that Wachovia will not buy any of the shares for its own account or for resale to the public but its brokers will solicit sales of the shares to suitable investors. Funds collected during the offering will be placed in escrow at First Citizens Bank until the minimum of 117,600 shares is sold. We plan to use the proceeds from this offering to enhance our capital and liquidity positions, fund our expansion plans, including the establishment of additional branch offices in and around Buncombe County, and for general corporate purposes. If by December 31, 2000, unless sooner terminated upon the sale of all of the shares offered, or extended to February 28, 2001, we have not received subscriptions for at least 117,600 shares of our common stock, a prompt refund of funds paid, with interest, will be returned to subscribers.


                                        Per Share      Total of Minimum     Total of Maximum.
                                        ---------      ----------------     ----------------
Public Offering Price                      $___             $___                 $___
Estimated Expenses of the Offering (1)     $___             $___                 $___
Proceeds to Weststar                       $___             $___                 $___


(1)  Based on estimated sale of ____ by Wachovia Securities, Inc.


This investment involves risk. It is not a deposit or an account insured by the FDIC or any other government agency. Some of the risks of this investment are described under the caption "RISK FACTORS" beginning on page __.


Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                       [Inside Front Cover of prospectus]

                                      [MAP]

                               PROSPECTUS SUMMARY

You should read the following summary together with the more detailed business information and the financial statements and related notes that appear elsewhere in this prospectus. Market and industry data used in this prospectus are based on independent industry publications, other publicly available information or the good faith belief of our management. The material provisions of this offering have been included in the summary below.


                     WESTSTAR FINANCIAL SERVICES CORPORATION
                            AND THE BANK OF ASHEVILLE

Business


Weststar Financial Services Corporation is a bank holding company formed in April 2000 to own all of the common stock of The Bank of Asheville, a North Carolina-chartered bank that opened for business as a community bank in Asheville, Buncombe County, North Carolina in December 1997. At this time, Weststar does not engage in any business activities on its own. It only owns The Bank of Asheville which engages in the commercial banking business. At June 30, 2000, Weststar had total assets of $61.2 million, total deposits of $55.0 million and shareholders' equity of $5.9 million.


The Bank of Asheville's Market Area


The Bank of Asheville's market area consists of Asheville, Buncombe County, North Carolina and surrounding areas. Buncombe County is part of the Asheville Ranally Metropolitan area. Asheville is the county seat and the industrial center of Buncombe County with a population of approximately 68,000. In addition, Asheville is the commercial hub for several other prosperous towns in Buncombe County, including Arden, Biltmore Forest, Black Mountain, Montreat, Skyland, Weaverville and Woodfin. The total population of Buncombe County is 190,200. Buncombe County has a diversified economy and an unemployment rate of only 1.7% as of September 1999.

Executive Offices

Weststar Financial Services Corporation
The Bank of Asheville
79 Woodfin Place
Asheville, North Carolina 28801-2426
(828) 252-1735

Management

G. Gordon Greenwood, 52, is our President and Chief Executive Officer. A native of Black Mountain, North Carolina, he has approximately 31 years of banking experience. He is a graduate of Western Carolina University and the Banking School of the South at Louisiana State University. Until January 2000, Mr. Greenwood was a Regional Market Manager for Centura Bank in Asheville, North Carolina. Prior thereto, he was senior vice president for commercial loans for First Commercial Bank, a locally owned community bank in Asheville until its acquisition by Centura Bank.


Randall C. Hall, 35, Executive Vice President, Secretary and Chief Financial Officer, has approximately 12 years of banking experience. He is a graduate of Gardner-Webb University and The BAI Graduate Schools of Banking at University of Wisconsin. He has been with The Bank of Asheville since its organization in 1997. He was formerly with the Bank of Granite in Granite Falls, North Carolina as Vice President, Chief Financial Officer and Secretary.


Robert E. Tuck, Jr., 41, Senior Vice President and Chief Credit Officer, is a 15 year banking veteran. He was formerly with First Citizens Bank as Vice President and Branch Manager in Asheville, North Carolina.

Judy P. Waldroop, 42, Senior Vice President, is a long time resident of Asheville and a 22 year banking veteran. She formerly was a Branch Sales and Service Manager with Wachovia Bank in Asheville, North Carolina.

The Offering


Securities Offered for Sale          Shares of common stock, $1.00 par value, of
                                     Weststar  Financial Services Corporation.


Number of  Shares  Being  Offered    A  minimum  of 117,600 and a maximum of
                                     410,000.

Offering Price                       $____ per share.



How to Subscribe                     Shareholders and customers of The Bank of
                                     Asheville as of September 2, 2000 can use the Subscription Offer Form attached to this prospectus. Read and complete the Subscription Offer Form. Together with a check in the amount of your subscription, mail the completed Subscription Offer Form to Weststar.

Revocation of  Subscription          Once the subscription has been accepted, a
                                     subscriber cannot revoke his subscription.

Minimum Subscription                 The  minimum number of shares an individual
                                     may purchase is 100 shares.

Escrow of Funds                      All funds will be held in escrow with First
                                     Citizens Bank. If by December 31, 2000
                                     (unless extended to February 28, 2001), we do not receive subscriptions for at least
                                     117,600 shares, subscribers will receive a prompt refund of their funds with interest.


Number of Shares to be Outstanding   A minimum of 750,898 and a maximum of
after the Offering                   1,043,298 shares.

Dividend Policy                      We do not intend to pay any cash  dividends
                                     in the foreseeable future.


Use of  Proceeds                     We intend to use the net proceeds from this
                                     offering to provide additional liquidity, fund our expansion plans and general corporate purposes.

Risk Factors                         You should read the "Risk Factors" section
                                     beginning on page 5 before deciding to
                                     invest in this offering.


Trading Market/Symbol                Nasdaq OTC Bulletin Board/WFSC


Summary Consolidated Financial and Other Data


The summary consolidated financial and other data presented below should be read in conjunction with, and is qualified in its entirety by reference to, the audited financial statements of The Bank of Asheville for the years ended December 31, 1999 and 1998 and related notes, and to the unaudited consolidated financial statements of Weststar for the six months ended June 30, 2000 and 1999. These financial statements can be found at the end of this prospectus.

                     Weststar Financial Services Corporation

                                                    At or for the Six Months    At or for the Year Ended
                                                        Ended June 30,               December 31,
                                                      2000          1999         1999          1998
                                                      ----          ----         ----          ----
                                                                      (unaudited)
CONSOLIDATED OPERATING DATA:
Interest income                                    $2,191,878   $1,095,967   $2,760,318    $1,061,351
Interest expense                                      869,707      471,245    1,128,641       424,509
                                                   ----------   ----------   ----------    ----------
Net interest income                                 1,322,171      624,722    1,631,677       636,842
Provision for loan losses                             157,200      204,285      316,685       269,614
                                                   ----------   ----------   ----------    ----------
Net interest income after provision for loan
losses                                              1,164,971      420,437    1,314,992       367,228
Noninterest income                                    232,985      156,959      414,864       117,044
Noninterest expense                                 1,189,940      904,025    2,018,808     1,458,899
                                                   ----------   ----------   ----------    ----------
Income (loss) before cumulative effect of a
change in Accounting principle and income taxes       208,016     (326,629)    (288,952)     (974,627)
Income tax provision (benefit)                       (473,676)           -     (110,625)            -
                                                   ----------   ----------   ----------    ----------
Income (loss) before cumulative effect of a
change in accounting principle                       681,692     (326,629)    (178,327)     (974,627)
Cumulative effect of a change in accounting
principle, net of tax benefit of $44,877                   -      (71,326)     (71,326)            -
                                                   ----------   ----------   ----------    ----------

Net income (loss)                                    $681,692   ($397,955)   ($249,653)    ($974,627)
                                                   ==========   ==========   ==========    ==========

CONSOLIDATED BALANCE SHEET DATA:
Total assets                                      $61,221,847  $33,881,817  $43,368,097   $21,892,695
Investments                                         2,008,293    3,064,535    2,502,411     2,085,000
Loans, net of allowance for loan losses            46,921,215   24,938,952   33,931,916    13,804,546
Deposits                                           55,030,787   28,928,049   37,920,980    16,446,648
Shareholders' equity                                5,851,563    4,761,054    5,168,399     5,162,575

PER SHARE DATA:
Basic and diluted income (loss) before cumulative
effect of a change in accounting principle              $1.08       ($.54)       ($.29)        ($1.60)
Cumulative effect of a change in accounting
principle                                                   -        (.12)        (.12)             -
Basic and diluted net income (loss)                     $1.08       ($.66)       ($.41)        ($1.60)
                                                        =====       ======       ======        ======
Book Value                                              $9.24        $7.84        $8.16         $8.50

SELECTED OTHER DATA:
Return on average assets                                2.80%      (2.74%)       (.74%)       (6.09%)
Return on average equity                               24.69%     (13.59%)      (5.05%)      (17.18%)
Average equity to average assets                        11.3%        17.0%        14.6%         35.5%
Net yield on average interest-earning assets             6.0%         4.9%         5.4%          4.6%
Average interest-earning assets to average
interest-bearing liabilities                           120.0%       123.5%       121.7%        165.5%
Ratio of non-interest expense to average total
assets                                                   4.9%         6.2%         6.0%          9.1%
Nonperforming loans to total assets                      .83%         .27%         .57%            0%
Nonperforming loans to total loans                      1.07%         .36%         .72%            0%
Allowance for loan losses to total loans                1.44%        1.70%        1.53%         1.56%
Number of full service branches in operation                2            2            2             2

                                  RISK FACTORS


In connection with this offering, you should consider carefully all of the information in this prospectus and, in particular, the following factors:


We Do Not Plan to Pay Cash Dividends in the Immediate, Foreseeable Future.


We do not expect to pay dividends on our common stock in the immediate, foreseeable future. You should not buy shares in this offering if you need dividend income from this investment. Currently and in the immediate future, Weststar will have no significant assets other than its ownership of The Bank of Asheville, and the only source of funds for paying dividends to shareholders will be dividends Weststar receives from The Bank of Asheville. The Bank of Asheville is prohibited from paying cash dividends until December 2000 unless special permission is received from the North Carolina Commissioner of Banks. This is a common prohibition for new banks chartered under North Carolina law. Also, The Bank of Asheville may not generate sufficient earnings to enable it to continue to grow and also pay dividends to Weststar. Even if it does, Weststar's board of directors would not be required to pay dividends to shareholders. Also, there are other regulatory requirements which may limit our ability to pay cash dividends.

If The Bank of Asheville Experiences Greater Loan Losses Than Anticipated, It Will Have an Adverse Effect on Our Net Income and Our Ability to Fund Our Growth Strategy.

The risk of nonpayment of loans is inherent in banking. If we experience greater nonpayment levels than anticipated, our earnings and overall financial condition, as well as the value of our common stock, could be adversely affected.


We continuously strive to manage our credit risk, and we also maintain an allowance for loan losses to provide for loan defaults and nonperformance. However, we cannot assure you that our monitoring, procedures and policies will reduce certain lending risks or that our allowance for loan losses will be adequate to cover actual losses. In addition, as a result of the recent rapid growth in our loan portfolio, loan losses may be greater than management's estimates of the appropriate level for the allowance. Loan losses can cause insolvency and failure of a financial institution and, in such an event, our shareholders could lose their entire investment. In addition, future provisions for loan losses could materially and adversely affect our results of operations.


Our Operations and Profitability Will be Negatively Affected by a Downturn in the Local Economy.

We operate primarily in the western area of North Carolina, principally in the City of Asheville and Buncombe County. While the economy in this area generally has been healthy in recent years, an economic downturn in the area would probably have a significant negative impact on us.

In Order to be Profitable, We Must Compete Successfully With Other Financial Institutions Which Have Greater Resources and Capabilities Than We Do.

The banking business is extremely competitive. Most of our competitors are larger and have greater resources than we do and have been in existence a longer period of time. We will have to overcome historical bank-customer relationships to attract customers away from our competition. We compete with the following types of institutions:

     - other commercial banks                  - securities brokerage firms
     - savings banks                           - mortgage brokers
     - thrifts                                 - insurance companies
     - credit unions                           - mutual funds
     - consumer finance companies              - trust companies


Some of our competitors are not regulated as extensively as we are and, therefore, may have greater flexibility in competing for business. Some of these competitors are subject to similar regulation but have the advantages of larger established customer bases, higher lending limits, extensive branch networks, numerous automated teller machines, a greater advertising-marketing budget or other factors.

Our legal lending limit is determined by applicable law. The size of the loans which we offer to our customers may be less than the size of the loans that most of our competitors are able to offer. This limit may affect to some degree our ability to seek relationships with the larger businesses in our market. We satisfy loan requests in excess of our lending limit of $1,627,000 through the sale of participations in such loans to other banks. However, we cannot assure you that we will be successful in attracting or maintaining customers seeking larger loans or that we will be able to engage in the sale of participations in such loans on terms we consider favorable.

The Loss of One or More Key Executives Could Seriously Impair Our Ability to Implement Our Strategy.


For the foreseeable future, we will depend upon the services of G. Gordon Greenwood, our President and Chief Executive Officer, as well as other senior management we employ. The loss of services of Mr. Greenwood may have a material adverse effect on our operations. To protect against such a loss, we have acquired a key-man life insurance policy covering Mr. Greenwood in the amount of $700,000, payable to The Bank of Asheville. We cannot assure you that we will be able to maintain it on satisfactory terms. In an effort to maintain Mr.
Greenwood's employment, we entered into a five-year employment agreement with Mr. Greenwood in February 2000. If Mr. Greenwood or any other key employee were no longer employed by us, it could impair our ability to implement our growth strategy. In addition, if we are unable to hire qualified and experienced personnel to adequately staff our anticipated growth, our operating results would be adversely affected. To protect The Bank of Asheville, Mr. Greenwood and Randall C. Hall, our Executive Vice President and Chief Financial Officer, have entered into employment agreements with The Bank of Asheville that would, in most circumstances, prohibit the executives from competing with The Bank of Asheville in our market areas should they leave The Bank of Asheville's employ.


Changes in Interest Rates Could Have an Adverse Effect on Our Net Income.


Our profitability is based in part on the difference or "spread" between the interest rates we earn on investments and loans and the interest rates we pay on deposits and other interest-bearing liabilities. Like most banking institutions, our net interest spread and margin is affected by general economic conditions and other factors that influence market interest rates and by our ability to respond to changes in interest rates. At any given time, our assets and liabilities are affected differently by a given change in interest rates, principally because it is impossible to match the maturities of our loans and investments precisely with our deposits and other funding sources. As a result, an increase or decrease in interest rates could have a material adverse effect on our net income, capital and liquidity. As of June 30, 2000, we had a negative interest rate gap of $4.2 million or 90.9% of interest-earning assets to interest-bearing liabilities in the one-year time frame. In theory this means our earnings could be adversely affected by periods of rising interest rates because during such periods the interest expense paid on deposits and borrowings will generally increase more rapidly than the interest income earned on loans and investments. For information regarding our interest rate risk sensitivity and our negative interest rate gap at June 30, 2000 as computed on various future time horizons, see "Management's Discussion and Analysis of Financial
Condition and Results of Operations - ASSET/LIABILITY MANAGEMENT." While management intends to take measures to mitigate interest rate risk, we cannot assure you that such measures will be effective in minimizing our exposure to interest rate risk.

In addition to affecting interest income and expense, changes in interest rates also can affect the value of a financial institution's interest-earning assets, which consist of fixed- and adjustable-rate instruments (such as loans and investments). Generally, the value of fixed-rate instruments fluctuates inversely with changes in interest rates. Changes in interest rates also can affect the average life of, and demand for, loans and mortgage-related securities. In a declining interest rate environment, for example, a financial institution is subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates which are comparable to the rates on the paid-off loans.



Anti-Takeover Provisions in Our Articles of Incorporation Could Reduce the Likelihood That You Will Receive a Takeover Premium.

Certain provisions of state and federal law and our articles of incorporation and by-laws will make it more difficult for anyone to acquire control of us without our board of directors' approval. In many cases, shareholders receive a premium for their shares in a change in control, and these provisions could make it somewhat less likely that a change in control will occur or that you will receive a premium for your shares if a change in control does occur.

The Bank of Asheville Has Had Only a Limited Operating History and a History of Losses.

The Bank of Asheville has only been operating since December 1997 and only began becoming profitable on a quarterly basis since September 30, 1999. Prior to that date, The Bank of Asheville experienced losses. There is no assurance that profitability will continue.


                                              OFFICE LOCATIONS

            Main Office                        Candler Office                   Leicester Highway Office
          79 Woodfin Place                     6 Dogwood Road                  557 New Leicester Highway
     Asheville, North Carolina             Candler, North Carolina             Asheville, North Carolina
                                                                                 (Scheduled to open in
                                                                                     October 2000)

                       WHERE YOU CAN GET MORE INFORMATION

At your request, we will provide you, without charge, a copy of any exhibits to our registration statement incorporated by reference in this prospectus. If you want more information, write or call us at:

                     Weststar Financial Services Corporation
                              The Bank of Asheville
                                79 Woodfin Place
                      Asheville, North Carolina 28801-2426
                                 (828) 252-1735

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended and as required by the 1934 Act we file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by us may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549 and at the SEC's regional offices located at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Our SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

Prior to our formation as the holding company for The Bank of Asheville in April 2000, The Bank of Asheville was subject to the informational requirements of the 1934 Act and filed reports, proxy statements and other information with the FDIC. The Bank of Asheville's filings with the FDIC may be inspected and copied, after paying a prescribed fee, at the FDIC's public reference facilities at the Registration, Disclosure and Securities Operations Unit, 550 17th Street, NW, Room 6043, Washington, DC 20429.

                           FORWARD LOOKING STATEMENTS


Some of the statements in this prospectus discuss future expectations, contain projections of results of operations or financial condition or state other "forward-looking" information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. We based the forward-looking information on various factors and using numerous assumptions.


Important   factors  that  may  cause  actual   results  to  differ  from  those
contemplated by forward-looking statements include, for example:

- the success or failure of our efforts to implement our business strategy;
- the effect of changing economic conditions;
- changes in government regulations, tax rates and similar matters;
- our  ability to attract and retain quality employees;  and
- other risks which may be described in our future  filings with the SEC.


We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements other than material changes to such information.


                                 USE OF PROCEEDS


We estimate the net proceeds from the sale of the minimum of 117,600 shares and maximum of 410,000 shares of common stock we are offering will be a minimum of approximately $___ million and a maximum of approximately $____ million, assuming an offering price of $____ per share and after deducting estimated sales commissions and offering expenses.

We intend to use these net proceeds to: (i) enhance The Bank of Asheville's liquidity position; (ii) provide funding or capital to The Bank of Asheville to support additional branch locations; and (iii) general corporate purposes.

                                                     Maximum         Minimum
                                                   Net Proceeds    Net Proceeds

Held at Weststar Financial Services Corporation       $(1)            $(1)
Invested in The Bank of Asheville                     $(2)            $(2)

                                                      $               $

(1)  Some or all may be loaned to The Bank of Asheville.

(2) Added to the capital accounts of The Bank of Asheville. Approximately $60,000 to be used to fund equipment purchases and leasehold improvements for a third banking office. The increased capital will permit an increase in loans and support, from a regulatory standpoint, increased deposits.

The net proceeds will initially be invested in short-term investment grade securities until such time as management can deploy the proceeds as described above.

             MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market Information


Weststar's common stock is currently being traded on the Nasdaq OTC Bulletin Board under the symbol "WFSC." The prices reflected below are for Weststar since April 28, 2000, the date of its organization. For dates prior thereto, the prices reflect the shares of common stock of The Bank of Asheville. The following table gives the high and low sales prices for the calendar quarters indicated:


                                 Sale Price

                              High         Low
                           ----------  ----------
1998
----
First Quarter              $   n/a      $   n/a
Second Quarter                11.50        11.00
Third Quarter                 14.50        12.00

Fourth Quarter                12.00        10.0625

1999
----
First Quarter              $  11.00     $   9.50
Second Quarter                10.50         9.50
Third Quarter                 11.00         9.00
Fourth Quarter                10.50         6.375

2000
----

First Quarter              $   9.50     $   7.00
Second Quarter                 9.375        7.00
Third Quarter                  9.00         5.375
Fourth Quarter
  (thru ___, 2000)


The over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

Holders


There are approximately 800 holders of our common stock.


                                 DIVIDEND POLICY


We initially expect that our earnings will be retained to finance our growth and that we will pay no cash dividends for the foreseeable future. As a condition to receipt of its charter from the North Carolina Banking Commission, The Bank of Asheville is prohibited from paying dividends until December 2000. This is a standard and common condition which may be waived by the North Carolina Commissioner of Banks. We may consider payment of dividends after December 2000. However, the declaration of dividends is at the discretion of the board of directors, and we cannot assure you that dividends will be declared at any time. If and when dividends are declared, they will be largely dependent upon the earnings of The Bank of Asheville.

As a banking corporation organized under North Carolina law, The Bank of Asheville is restricted as to the maximum amount of dividends it may pay to Weststar. North Carolina law prohibits The Bank of Asheville from declaring or paying dividends unless The Bank of Asheville's capital surplus is at least 50% of its paid-in capital. In addition, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of The Bank of Asheville. The North Carolina Commissioner of Banks and the FDIC are also authorized to prohibit the payment of dividends by The Bank of Asheville under certain circumstances. See "Supervision and Regulation - Regulation of The Bank of Asheville -- Miscellaneous." Such requirements and policies may limit Weststar's ability to obtain dividends from The Bank of Asheville for its cash needs, including payment of dividends to our shareholders and the payment of operating expenses.


Weststar is organized under the North Carolina Business Corporation Act, which prohibits the payment of a dividend if, after giving its effect, the corporation would not be able to pay its debts as they become due in the usual course of business or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred shareholders. In addition, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") may impose restrictions on dividends paid by Weststar.

                                 CAPITALIZATION


The following table sets forth Proforma our capitalization as of June Proforma 30, 2000 on an actual basis and on a pro forma basis as adjusted to give effect to this offering, assuming an offering price of $____ per share. You should read this information together with our consolidated financial statements and related notes, which are included elsewhere in this prospectus.

                                                                                       At June 30, 2000
                                                                     -------------------------------------------------
                                                                                        Pro Forma          Pro Forma
                                                                         Actual          Minimum            Maximum
                                                                     -------------     ------------      -------------

Shareholders' Equity:
Preferred  Stock,  no par value,  1,000,000  shares  authorized,              -                 -                  -
none issued.

Common  Stock,  $1.00 par value,  9,000,000  shares  authorized,
633,298, 750,898 and 1,043,298 shares issued and outstanding.           $633,298          $750,898         $1,043,298

Additional paid-in capital                                             6,129,636

Accumulated deficit                                                     (909,204)         (909,204)          (909,204)

Accumulated other comprehensive loss                                      (2,167)           (2,167)            (2,167)

Total Shareholders' Equity                                            $5,851,563
                                                                      ===========

Capital Ratios:

Leverage                                                                  11.17%

Tier 1 Risk-Based                                                         13.17%

Total Risk-Based                                                          14.42%

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


The  following  discussion  should  be read in  conjunction  with  our  selected financial statements and the related notes presented elsewhere in this prospectus, as well as our historical financial statements which appear at the end of this prospectus.

Certain statements in this section constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 Act. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Weststar to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.


                                    OVERVIEW


From our opening, The Bank of Asheville has focused on developing products and services that will enable both sustained growth and the attainment of profitability over the long term. The Bank of Asheville opened on December 1, 1997 in its permanent headquarters office at 79 Woodfin Place in Asheville.

As is typical of de novo institutions, The Bank of Asheville incurred net losses during its initial periods of operations, with total net losses aggregating to an accumulated deficit of approximately $909,000 at June 30, 2000. Within that same period, provisions for additions to The Bank of Asheville's allowance for loan losses have approximated $686,000.


CHANGES IN FINANCIAL CONDITION
JUNE 30, 2000 COMPARED TO DECEMBER 31, 1999

During the period from December 31, 1999 to June 30, 2000 total assets increased $17,853,750 or 41%. This increase, reflected primarily in the cash and loan portfolios, was funded primarily by deposit growth.


Securities,  federal  funds  sold,  and  interest-bearing  balances  with  other
financial   institutions  at  June  30,  2000  totaled  $4,223,368  compared  to
$4,615,195 at December 31, 1999. Securities available for sale remained relatively flat when compared to December 31, 1999 as funds were allocated to the loan portfolio. During 1999, The Bank of Asheville gained access to the Federal Home Loan Bank system. This access grants us additional sources of funds for lending and liquidity. An initial equity investment of $58,100 was required to gain access to the Federal Home Loan Bank's resources. During the period ended June 20, 2000, an additional investment of $87,500 was required by the Federal Home Loan Bank. Federal funds sold totaled $2,210,000. These funds are temporary investments, which provide liquidity and funding for longer-term investments and loans.

The loan portfolio constituted 78% of Weststar's total assets. Loans increased $13,146,499 from December 31, 1999 to June 30, 2000. The increase in loan demand resulted from market penetration into the small business, professional and consumer bases within our market. Management places a strong emphasis on loan quality. At June 30, 2000, there were no loans that (i) represented or resulted from trends or uncertainties which management reasonably expects to materially impact future operating results, liquidity, or capital resources, or (ii) represented material credits about which management was aware of any information which caused us to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.



Impaired loans of Weststar include real estate, commercial, financial and agricultural loans designated as non-accrual. Non-accrual loans are those for which management has discontinued accrual of interest because there exist uncertainty as to the full and timely collection of either principal or interest or such loans have become contractually past due 90 days with respect to principal and interest. When the value of an impaired loan is less than the recorded investment in the loan, a portion of Weststar's allowance for loan losses is allocated as an impairment allowance.

The recorded investment in loans that are considered to be impaired in accordance with criteria set forth in Statement of Financial Accounting Standards No. 114 of the Financial Accounting Standards Board was $509,299 and $90,544 at June 30, 2000 and 1999, respectively and none at December 31, 1999. The average recorded balance of impaired loans during 2000 and 1999 was not significantly different from the balance at June 30, 2000 and 1999, respectively. The related allowance for loan losses determined in accordance with SFAS No. 114 for impaired loans was $65,296 and $51,823 at June 30, 2000 and 1999, respectively. The increase in impaired loans was primarily related to loans to one individual borrower. The reserve level increased only slightly due to the value of the underlying loan collateral exceeding current principal balance of the loans to the individual borrower. For the six month periods ended June 30, 2000 and 1999, Weststar recognized interest income from impaired loans of approximately $16,627 and $4,044, respectively.

The allowance for loan losses at June 30, 2000 and December 31, 1999 was 1.44% and 1.53% or $686,000 and $528,808, respectively, of gross loans outstanding.

The following table contains an analysis of the allowance for loan losses, including the amount of charge-offs and recoveries by loan type, for the six-months ended June 30, 2000 and 1999 and for the years ended December 31, 1999 and 1998.


                      SUMMARY OF ALLOWANCE FOR LOAN LOSSES



                                                     For the six months ended      For the year ended
                                                     -------------------------     ------------------
                                                             June 30,                  December 31,
                                                             --------                  ------------
                                                        2000          1999          1999          1998
                                                        ----          ----          ----          ----
                                                                     (Dollars in Thousands)
Balance, beginning of period                          $528,808      $218,719      $218,719        $3,200
     Charge-offs:
     Loans to individuals                                    -             -        (2,114)         (316)
     Commercial and industrial loans                         -             -       (16,453)      (55,522)
Total charge-offs                                            -             -       (18,567)      (55,838)
Recoveries                                                   -         8,008        11,971         1,743
Net (charge-offs) recoveries                                 -         8,008        (6,596)      (54,095)
Provision charged to operations                        157,200       204,285       316,685       269,614
                                                      --------      --------      --------        ------

Balance, end of period                                $686,008      $431,012      $528,808      $218,719
                                                      --------      --------      --------        ------

Percentage of net charge-offs to average loans               0%            0%          .03%           .8%

Percentage of allowance to period-end loans               1.44%         1.70%         1.53%         1.56%


The following table allocates the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                        At June 30, 2000           At December 31, 1999        At December 31, 1998
                                        ----------------           --------------------        --------------------
                                     Amount of    Percent of    Amount of      Percent of     Amount of   Percent of
                                     Allowance   Total Loans    Allowance     Total Loans     Allowance   Total Loans
                                     ---------   -----------    ---------     -----------     ---------   -----------
TYPE OF LOAN:
------------
Real estate                          $466,485         69%        $367,917         70%          $140,500        65%
Commercial, financial and
 agricultural                         198,942         29%         150,445         29%            68,040        33%
Consumer                               13,720          2%           8,650          1%             4,340         2%
                                     ---------   -----------    ---------     -----------     ---------   -----------
Unallocated                             6,861                       1,796                         5,839
                                     ---------   -----------    ---------     -----------     ---------   -----------
Total allowance                      $686,008        100%        $528,808        100%          $218,719       100%
                                     =========   ===========    =========     ===========     =========   ===========



The Bank of Asheville does not have any significant loan concentrations. During the period, loan quality and terms remained relatively unchanged and therefore had no significant impact on the allowance. Growth in the allowance has been based upon our formula allowance. Due to the overall consistency of the loan portfolio, there has been no reallocation of the allowance among different parts of the portfolio.

During 1997, 1998, 1999 and 2000, there were no changes in estimation methods or assumptions that affected our methodology for assessing the appropriateness of the formula and specific allowance for credit losses. Changes in estimates and assumptions regarding the effects of economic and business conditions on borrowers affect the assessment of the allowance.

Deposits increased $17,109,807 during the six months ended June 30, 2000. The growth was found in all categories of deposits. Growth stemmed from continued market penetration, and the addition of new products/services. Transaction and savings accounts accounted for $13,016,268 or 76% of growth, while time deposits accounted for $4,093,539 or 24% of growth.


The Bank of Asheville's capital at June 30, 2000 to risk weighted assets totaled 14.42%. Current federal regulations require a minimum ratio of total capital to risk weighted assets of 8%, with at least 4% being in the form of Tier 1 capital, as defined in the regulations. In addition, Weststar must maintain a leverage ratio of 4%. As of June 30, 2000, Weststar's capital exceeded the current regulatory capital requirements. See REGULATORY CAPITAL for details on capital adequacy.


RESULTS OF OPERATIONS
FOR THE THREE MONTH PERIOD ENDED JUNE 30, 2000 AND 1999

Net interest income, the principal source of Weststar's earnings, is the amount of income generated by earning assets (primarily loans and investment securities) less the total interest cost of the funds obtained to carry them (primarily deposits and other borrowings). The volume, rate and mix of both earning assets and related funding sources determine net interest income.

COMPARATIVE THREE MONTHS: JUNE 30, 2000 AND 1999

Net interest income for the quarter ended June 30, 2000 totaled $736,453 compared to $357,448 in 1999. This increase is attributable to growth in net earning assets and improved net interest margins. Weststar's net interest margin was approximately 5.7% and 4.4% for the quarters ended June 30, 2000 and 1999, respectively. The increased net interest margin resulted from variable rate loans repricing as interest rates increased, and new loan contracts issued during a higher rate environment than the prior year. On the liability side, interest rates paid on interest-bearing liabilities remained fairly constant.


Weststar recorded a provision for loan losses of $100,000 and $129,825 for the quarters ended June 30, 2000 and 1999, respectively. The provision for loan losses is charged to operations to bring our allowance to a level deemed appropriate by management based on the factors discussed under "Asset Quality". The provision for credit losses decreased despite the ratio of non-performing loans to total loans increasing from 0.36% to 1.07%. The increase in nonperforming loans in relation to total loans was primarily related to loans to one individual borrower. A specific reserve was not provided due to the value of the underlying collateral exceeding current principal balance of the loans to the individual borrower.


Non-interest income for the June 30, 2000 and 1999 quarters totaled $113,910 and $101,897, respectively. The growth in service charge income increased commensurate with growth in transaction related deposit accounts. Non-interest expense totaled $593,908 compared to $455,797 in 1999. Non-interest expense increased primarily as a result of wide asset growth and the costs of servicing a larger loan and deposit base of customers. Additional increased costs related directly to insurance, supplies, audit, tax and legal fees as well as sundry other items. Income (loss) before income taxes totaled $156,455 and $(126,277) for the quarters ended June 30, 2000 and 1999, respectively. Income taxes totaled $56,936 and none for the quarters ended June 30, 2000 and 1999, respectively. Net income (loss) was $99,519 and $(126,277) for the quarters ended June 30, 2000 and 1999, respectively.

The other comprehensive income (loss), which is the change in shareholders' equity excluding transactions with shareholders', totaled $527 and ($2,210) in 2000 and 1999, respectively. Comprehensive income totaled $100,046 compared to a loss of $128,487 for the quarters ended June 30, 2000 and 1999, respectively.

COMPARATIVE SIX MONTHS:  JUNE 30, 2000 AND 1999

Net interest income for the six month periods ended June 30, 2000 totaled $1,322,171 compared to $624,722 in 1999. This increase is primarily attributable to growth in earning assets and interest-bearing liabilities. Weststar's net interest margin was approximately 5.4% and 4.3% for the six months ended June 30, 2000 and 1999, respectively. The increased net interest margin resulted from variable rate loans repricing as interest rates increased, and new loan contracts issued during a higher rate environment than the prior year. On the liability side, interest rates paid on interest-bearing liabilities remained fairly constant.

The provision for loan losses charged to operations is an amount sufficient to bring the allowance for loan losses to an estimated balance considered to be adequate to absorb potential losses in the portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, current economic conditions, historical loan loss experience and other risks. During the six month periods ended June 30, 2000 and 1999, management allocated $157,200 and $204,285, respectively, to the loan loss reserve.


Non-interest income for the six month periods ended June 30, 2000 and 1999 totaled $232,985 and $156,959, respectively. The growth in service charge income increased commensurate with growth in transaction related deposit accounts. Non-interest expense totaled $1,189,940 compared to $904,025 in 1999. Non-interest expense increased primarily as a result of additional staffing, and premises and equipment purchases related to growth. Additional increased costs related directly to insurance, supplies, audit, tax and legal fees as well as sundry other items. The net operating income (loss) before a cumulative effect of a change in accounting principle and income tax benefit was $208,016 and ($326,629) for the six month periods ended June 30, 2000 and 1999, respectively.


For the six month period ended June 30, 2000, Weststar recognized an income tax benefit of $473,676 primarily related to the release of a valuation allowance of $530,612 previously recorded against deferred tax assets, net of income taxes related to operations for the period. At December 31, 1999 management believed the realization of the valuation allowance was not reasonably assured. Based upon the taxable income being generated in 2000 and management's expectations of continued profitability, management now believes the realization of the deferred tax asset is more likely than not. The valuation allowance was reversed in the first quarter of 2000, thereby providing a deferred tax benefit.

The other comprehensive income (loss), which is the change in shareholders' equity excluding transactions with shareholders, totaled $727 and $(3,676) in 2000 and 1999, respectively. Comprehensive income (loss) totaled $682,419 compared to $(401,631) in 2000 and 1999, respectively.

COMPARATIVE TWELVE MONTHS:  DECEMBER 31, 1999 AND 1998


Interest income, the primary source of revenue for The Bank of Asheville, was derived from interest-earning assets such as loans, investments and federal funds sold. The rate earned on interest-earning assets and dollar volume of the interest-earning assets drive interest income. Interest income totaled $2,760,318 for the year ended December 31, 1999 compared to $1,061,351 in 1998. Growth in interest income was primarily attributable to growth in interest-earning assets; the average balance of interest-earning assets increased from $13,886,850 during 1998 to $30,311,789 during 1999 or 118%.
Interest expense, derived from interest-bearing liabilities such as deposits and borrowed funds, totaled $1,128,641 for 1999 compared to $424,509 for 1998. The increase in interest expense was attributable to growth in interest-bearing liabilities. The average balance of interest-bearing liabilities grew from $8,390,404 in 1998 to $24,825,935 in 1999 or 196%.

Other operating income totaled $414,864 in 1999 compared to $117,044 in 1998. Service charge fees on deposit accounts account and other fees and commissions earned account for the majority of non-interest income. During 1999, The Bank of Asheville earned $272,911 from service charges on deposit accounts compared to $83,349 in 1998, an increase of 227%. Other service fees and commissions, including fees from the origination of mortgage loans, totaled $131,316 in 1999 compared to $29,162 in 1998. Mortgage loan fees accounted for $50,339 or 38% of other fees and commissions. Miscellaneous income, primarily the fees from the sales of checks and deposit slips, provided additional income of $10,637 in 1999 compared to $4,533 in 1998. Other expenses totaled $2,018,808 in 1999 compared to $1,458,899 in 1998. Expenses increased as a result of opening a new banking office, increased personnel expense and increased supplies expense to process the banks growth in loans and deposits. Salaries and wages accounted for $1,049,339 in 1999 or 52% of other expenses compared to $715,661 or 49% in 1998. Equipment expenses totaled $201,738 in 1999 compared to $132,439 in 1998. Other non-interest expenses of $688,451 in 1999 compared to $546,671 in 1998 included sundry items such as marketing, accounting, insurance, and data processing. During the fourth quarter of 1999, a tax benefit amounting to $110,625 was recorded. The net operating loss, before cumulative effect of a change in income taxes, totaled $178,327 or $.29 per share in 1999 compared to $974,627 or $1.60 per share in 1998. The cumulative effect of a change in accounting principle during 1999 totaled $71,326, net of taxes, or $.12 per share. The net operating loss after the cumulative effect of a change in accounting principle totaled $249,653 in 1999 compared to $974,627 in 1998. The return on average assets and equity were (.74%) and (5.05%) for 1999 compared to (6.09%) and (17.18%) in
1998. The comprehensive loss, which is the change in equity during a period excluding changes resulting from investments by shareholders and distributions to shareholders, totaled $251,596 in 1999 compared to $982,897 in 1998.

FOR THE YEAR ENDED DECEMBER 31, 1997


The Bank of Asheville began operations on December 1, 1997. The opening balance sheet reflected $6,572,712 in total assets. Assets were comprised primarily of $4,990,000 in federal funds sold; $751,416 in interest-bearing balances due from financial institutions, $148,345 in organizational costs and $398,423 in premises and equipment. Liabilities totaled $290,517 of which $184,016 represented accounts payable for services and products acquired. Total equity was $6,282,196. Equity was comprised of 607,557 shares of $5.00 par value common stock, which sold for $11.00 per share. Total capital raised was $6,505,514, net of $177,614 broker fees. Net pre-opening expenses totaled $204,690. Pre-opening expenses, which are not capitalized as in the case of organizational costs, consisted of costs such as salaries and benefits, rent, utilities, printing/postage, advertising and supplies.

From December 1, 1997 to December 31, 1997 assets had grown $1,607,853 or 24.5% to $8,180,565. The increase was attributable to the $1,772,920 growth in deposits during the month of operations. Approximately 34% or $1,334,476 of The Bank of Asheville's deposits were in the form of demand deposits, including NOW and Money market accounts. At December 31, 1997, the aggregate amount of certificates of deposit and other time deposits of The Bank of Asheville, in amounts greater than or equal to $100,000 was $200,000.


An allowance for loan losses in the amount of $3,200 was established at December 31, 1997. The allowance was general in nature and not allocated to any particular class of loans.


Net premises and equipment were $550,220 or 6.7% of total assets. Liabilities consisted primarily of deposits and a note payable. During the month of operation, 216 deposit accounts were opened which reflected balances of $1,772,920 at December 31, 1997. A note payable in the amount of $150,000 was incurred to finance the upfitting of the banking facility. The note bears an interest rate of prime plus 1% and is repayable over a 3 year period. Shareholders' equity was $6,145,472 including an operating loss of $366,616 or $.60 per share, and an unrealized gain on securities available for sale (net of deferred income taxes) of $6,574. The Bank of Asheville's capital to assets was 75.1% at December 31, 1997. In connection with the initial public offering of common stock in 1997, The Bank of Asheville issued 60,360 warrants to purchase stock to certain shareholders. Each warrant was convertible into one share of The Bank of Asheville's common stock at an exercise price of $11.00 per share. The warrants were exercisable one year from issuance and expired four years from issuance. During 1999, 25,741 warrants were exercised, and the remaining warrants were canceled by The Bank of Asheville.

The net operating loss, before other comprehensive income, incurred from October 29, 1997 (date of incorporation) to December 31, 1997 totaled $161,926. During the period, interest income totaled $100,855. The net operating loss adjusted for comprehensive income totaled $155,352. Interest expense on interest-bearing liabilities was $3,552. The Bank of Asheville contributed $3,200 to the loan loss reserve for a reserve of 1.5% to gross loans outstanding. Non-interest income amounted to $1,103. Other expenses totaled $232,939. The net loss before provision for income taxes totaled $137,823. As a result of net deferred income tax credits, a provision for income taxes was incurred in the amount of $24,103. The accumulated deficit (the accumulation of pre-opening and post opening losses) totaled $366,616.



                           ASSET/LIABILITY MANAGEMENT


The Bank of Asheville's asset/liability management, or interest rate risk management, program is focused primarily on evaluating and managing the composition of its assets and liabilities in view of various interest rate scenarios. Factors beyond The Bank of Asheville's control, such as market interest rates and competition, may also have an impact on The Bank of Asheville's interest income and interest expense.

In the absence of other factors, the yield or return associated with The Bank of Asheville's earning assets generally will increase from existing levels when interest rates rise over an extended period of time and, conversely, interest income will decrease when interest rates decline. In general, interest expense will increase when interest rates rise over an extended period of time and, conversely, interest expense will decrease when interest rates decline.

Interest Rate Gap Analysis. As a part of its interest rate risk management policy, The Bank of Asheville calculates an interest rate "gap." Interest rate "gap" analysis is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which reprice within a specific time period, either through maturity or rate adjustment. The "gap" is the difference between the amounts of such assets and liabilities that are subject to repricing. A "positive" gap for a given period means that the amount of interest-earning assets maturing or otherwise repricing within that period exceeds the amount of interest-bearing liabilities maturing or otherwise repricing within the same period. Accordingly, in a declining interest rate environment, an institution with a positive gap would generally be expected, absent the effects of other factors, to experience a decrease in the yield on its assets greater than the decrease in the cost of its liabilities and its income should be negatively affected. Conversely, the cost of funds for an institution with a positive gap would generally be expected to increase more slowly than the yield on its assets in a rising interest rate environment, and such institution's net interest income generally would be expected to be positively affected by rising interest rates. Changes in interest rates generally have the opposite effect on an institution with a "negative gap."

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 2000, which are projected to reprice or mature in each of the future time periods shown. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. In addition, the table reflects scheduled principal payments, which will be received throughout the lives of the loans. The interest rate sensitivity of The Bank of Asheville's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.





                                                                   TERMS TO REPRICING AT JUNE 30, 2000
                                        1-90 Days     91-180 Days    181-365 Days    Total One Year   Non-Sensitive          Total
Interest-earning assets:
Interest bearing deposits                $  5,075              -                -         $  5,075                -       $  5,075

Federal funds sold                      2,210,000              -                -        2,210,000                -      2,210,000
                                        ---------                                        ---------                       ---------

Investment securities                     498,291      $ 767,250        $ 742,752        2,008,293                -      2,008,293
                                        ---------      ---------        ---------        ---------                       ---------

Federal Home Loan Bank stock                    -              -                -                -        $ 145,600        145,600

Loans                                  30,261,683      5,367,081        1,904,224       37,532,988       10,074,235     47,607,223

Total interest-earning assets          32,975,049      6,134,331        2,646,976       41,756,356       10,219,835     51,976,191
                                       ----------      ---------        ---------       ----------       ----------     ----------

Interest-bearing liabilities

Time deposits                           7,586,665     12,705,462        2,569,042       22,861,169           11,071     22,872,240
                                       ----------      ---------        ---------       ----------       ----------     ----------

All other deposits                     23,099,514              -                -       23,099,514                -     23,099,514
                                       ----------                                       ----------                      ----------

Total interest-bearing liabilities     30,686,179     12,705,462        2,569,042       45,960,683           11,071     45,971,754
                                       ----------      ---------        ---------       ----------       ----------     ----------

Interest sensitivity gap              $ 2,288,870   ($6,571,131)        $  77,934     ($4,204,327)      $10,208,764     $6,004,437
                                      -----------   -----------         ---------     -----------       -----------     ----------
Cumulative interest sensitivity

Gap                                   $ 2,288,870   ($4,282,261)     ($4,204,327)
                                      -----------   -----------      -----------
Interest-earning assets as a
Percent of interest sensitive
liabilities                                107.5%          48.3%           103.0%            90.9%




Weststar has established an acceptable range of 80% to 120% for interest-earning assets as a percent of interest sensitive liabilities.

NET INTEREST INCOME


Net interest income represents the difference between income derived from interest-earning assets and interest expense incurred on interest-bearing liabilities. Net interest income is affected by both (i) the difference between the rates of interest earned on interest-earning assets and the rates paid on interest-bearing liabilities ("interest rate spread") and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities ("net interest-earning balance"). The following tables set forth information relating to average balances of The Bank of Asheville's assets and liabilities for the six months ended June 30, 2000 and 1999 and for the years ended December 31, 1999 and 1998. The table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the daily average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net interest-earning balance).





                                                                                    Six Months Ended June 30,
                                                                                    -------------------------

                                                                             2000                                  1999
                                                                             ----                                  ----
                                                               Average                  Average       Average               Average
                                                               Balance     Interest      Rate         Balance     Interest    Rate
                                                              --------     --------      ----         -------     --------    ----
Assets:
Interest earnings assets:
Interest earning deposits with banks                       $      4,280   $      116     5.4%    $     49,081  $     1,158   4.7%
Investments                                                   2,382,598       69,478     5.8%       2,393,851       57,496   4.8%
Federal funds sold                                            1,256,121       40,782     6.5%       3,948,771       98,067   5.0%
Loans  (1)                                                   40,218,327    2,081,502    10.4%      19,241,425      939,246   9.8%
                                                             ----------    ---------    -----      ----------      -------   ----
Total interest-earning assets                                43,861,326    2,191,878    10.0%      25,633,128    1,095,967   8.6%
                                                             ----------    ---------    -----      ----------    ---------   ----
Other assets                                                  4,815,155                             3,389,626
                                                             ----------                             ---------

Total assets                                                $48,756,481                           $29,022,754
                                                            ===========                           ===========

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
NOW accounts                                                $ 3,999,640      $16,902      .9%       2,228,286        9,940    .9%
Money market demand accounts                                 11,493,287      256,825     4.5%       7,928,578      182,289   4.6%
Savings accounts                                                831,893        6,834     1.6%         394,674        3,455   1.8%
Time deposits greater than $100,000                           5,632,950      166,995     5.9%       2,796,175       76,895   5.5%
Other time deposits                                          14,522,302      418,783     5.8%       7,414,698      198,666   5.4%
                                                             ----------      -------     ----       ---------      -------   ----
Total interest-bearing deposits                              36,480,072      866,339     4.8%      20,762,411      471,245   4.5%
Borrowings                                                       72,177        3,368     9.3%                            -     -

Total interest-bearing liabilities                           36,552,249      869,707     4.8%      20,762,411      471,245   4.5%
                                                             ----------      -------     ----      ----------      -------   ----
Other liabilities                                             6,684,113                             3,333,832
Shareholders' equity                                          5,520,119                             4,926,511

Total liabilities and shareholders' equity                  $48,756,481                           $29,022,754
                                                            ===========                           ===========

Net yield on earning assets and net interest income (2)                   $1,322,171     6.0%            6.0%     $624,722   4.9%
                                                                          ==========                              ========
Interest rate spread (3)

                                                                                         5.2%            5.2%                4.1%


(1)   Non-accrual loans have been included.
(2) Net yield on earning assets is computed by dividing net interest earned by average earning assets.
(3) The interest rate spread is the interest-earning assets rate less the interest-bearing liabilities rate


                                                                                      Years Ended December 31,
                                                                                      ------------------------
                                                                             1999                                  1998
                                                                             ----                                  ----
                                                             Average                   Average     Average                  Average
                                                             Balance       Interest     Rate       Balance       Interest     Rate
                                                             -------       --------     ----       -------       --------     ----
Assets:
Interest earnings assets:
Interest earning deposits with banks                      $    25,640    $    1,211     4.7%     $    92,041    $   4,560     5.0%
Investments                                                 2,548,495       123,944     4.7%       3,773,274      208,750     5.5%
Federal funds sold                                          2,780,640       142,955     5.1%       3,425,331      186,602     5.4%
Loans (1)                                                  24,857,014     2,492,208    10.0%       6,596,204      661,439    10.0%
                                                          -----------    ----------    ----      -----------    ---------     ---
Total interest-earning assets                              30,211,789     2,760,318     9.1%      13,886,850    1,061,351     7.6%
                                                          -----------    ----------    ----      -----------    ---------     ---
Other assets                                                3,617,418                              2,110,422
                                                            ---------                              ---------

Total assets                                              $33,829,207                            $15,997,272
                                                          ===========                            ===========

Liabilities and Shareholders' Equity:
Interest-bearing liabilities:
NOW accounts                                               $2,493,602       $22,393      .9%        $881,899      $15,503     1.8%
Money market demand accounts                                9,624,597       429,407     4.5%       1,881,178       88,940     4.7%
Savings accounts                                              458,028         7,982     1.7%         276,929        6,077     2.2%
Time deposits greater than $100,000                         3,419,763       191,537     5.6%       1,880,033      109,687     5.8%
Other time deposits                                         8,800,671       475,703     5.4%       3,157,919      176,380     5.6%
                                                          -----------    ----------    ----      -----------    ---------     ---
Deposits                                                   24,796,661     1,127,022     4.6%       8,077,958      396,587     4.9%
Borrowings                                                     29,274         1,619     5.5%         312,446       27,922     8.9%
                                                          -----------    ----------    ----      -----------    ---------     ---
Total interest-bearing liabilities                         24,825,935     1,128,641     4.6%       8,390,404      424,509     5.1%
                                                          -----------    ----------    ----      -----------    ---------     ---
Other liabilities                                           4,067,281                              1,934,554
Shareholders' equity                                        4,935,991                              5,672,314
                                                            ---------                             ---------

Total liabilities and shareholders' equity                $33,829,207                            $15,997,272
                                                          ===========                            ===========

Net yield on earning assets and net interest income (2)                  $1,631,677     5.4%                     $636,842     4.6%
                                                                         ==========                              ========
Interest rate spread (3)                                                                4.5%                                  2.5%



(1)   Non-accrual loans have been included.
(2) Net yield on earning assets is computed by dividing net interest earned by average earning assets.
(3) The interest rate spread is the interest-earning assets rate less the interest-bearing liabilities rate.

                          VOLUME/RATE VARIANCE ANALYSIS

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume), (iii) the change attributable to both rate and volume (changes in rate multiplied by changes in volume), and (iv) total change (the sum of the previous columns).



                                                            Six Months Ended June 30, 2000 vs. 1999
                                                                   Increase (Decrease) Due to

                                                          Volume              Rate              Total
                                                          ------              ----              -----
Interest income:
     Interest-earning deposits in other banks        $    (1,136)        $        94        $    (1,042)
     Investment securities                                  (299)             12,281             11,982
     Federal funds sold                                  (77,146)             19,861            (57,285)
     Loans                                             1,054,811              87,445          1,142,256
                                                     -----------         -----------        -----------
     Total interest-earning assets                   $   976,230         $   119,681        $ 1,095,911
                                                     ===========         ===========        ===========

Interest expense:
     Interest-bearing deposits                       $    80,035         $    15,059        $   395,094
     Borrowings                                            1,684               1,684              3,368
                                                     -----------         -----------        -----------
     Total interest-bearing liabilities              $   381,719         $    16,743        $   398,462
                                                     ===========         ===========        ===========





                                                                Twelve Months Ended December 31,
                                                                         1999 vs. 1998
                                                                  Increase (Decrease) Due to

                                                         Volume                 Rate             Total
                                                         ------                 ----             -----
Interest income:
     Interest-earning deposits in other banks        $    (3,213)        $      (136)        $    (3,349)
     Investment securities                               (63,662)            (21,144)            (84,806)
     Federal funds sold                                  (34,132)             (9,515)            (43,647)
     Loans                                             1,830,988                (219)          1,830,769
                                                     -----------         -----------         -----------

     Total interest-earning assets                   $ 1,729,981         $   (31,014)        $ 1,698,967
                                                     ===========         ===========         ===========

Interest expense:
     Interest-bearing deposits                       $   754,770         $   (24,335)        $   730,435
     Borrowings                                          (20,483)             (5,820)            (26,303)
                                                     -----------         -----------         -----------

     Total interest-bearing liabilities              $   734,287         $   (30,155)        $   704,132
                                                     ===========         ===========         ===========




The rate/volume variance for each category has been allocated equally on a consistent basis between rate and volume variance.

                                  ASSET QUALITY


Management considers Weststar's asset quality to be of primary importance. We maintain an allowance for loan losses, to absorb losses inherent in the loan portfolio. The loan portfolio regular baTosBe Well management using a methodology that segments the loan portfolio by types. Weststar's methodology for assessing the appropriateness of the allowance for loan losses consists of two key elements which are the formula allowance and specific allowance.

The formula allowance is calculated by applying loss factors to outstanding loans and certain unused commitments, in each case based on the internal risk grade of such loans, pools of loans and commitments. Changes in risk grades of both performing and nonperforming loans affect the amount of the formula allowance. Loss factors are based in part on limited experience and may be adjusted for significant factors that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date. Loss factors are developed in the following way.

               - Problem graded loan loss factors are derived from a methodology that utilizes published experience of peer community banks and the historical experiences encountered by Weststar's management and senior lending officers.

               - Pass graded loan loss factors are based on the average annual net charge-off rate over a period we believe is reflective of a business cycle.

               - Pooled loan loss factors (not individually graded loans) are based on expected net charge-offs for one year. Pooled loans are loans that are homogeneous in nature, such as consumer installment loans.

               - Specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate the probability that a loss has been incurred in excess of the formula allowance. This amount is determined either by a discounted cash flow method or the fair value of the collateral.

The Bank of Asheville has incurred limited charge-off experience. Actual charge-offs are compared to the allowance and adjustments are made accordingly. Also, by basing the pass graded loan loss factors over a period of reflective of a business cycle, the methodology is designed to take our recent loss experience into account. Pooled loan loss factors are adjusted monthly based upon the level of net charge-offs expected by management in the next twelve months. Furthermore, our methodology permits adjustments to any loss factor used in the computation of the formula allowance in the event that, in management's judgement, significant factors, which affect the collectibility of the portfolio as of the evaluation date, are not reflected in the loss factors. By assessing the probable estimated losses inherent in the loan portfolio on a monthly basis, we are able to adjust specific and inherent loss estimates based upon the most recent information that has become available.

                                CAPITAL RESOURCES


Banks and bank holding companies, as regulated institutions, must meet required levels of capital. The FDIC and the Federal Reserve, the primary regulators of The Bank of Asheville and Weststar, respectively, have adopted minimum capital regulations or guidelines that categorize components and the level of risk associated with various types of assets. Financial institutions are expected to maintain a level of capital commensurate with the risk profile assigned to its assets in accordance with these guidelines. As shown in the following table, Weststar and The Bank of Asheville both maintained capital levels exceeding the minimum levels for "well capitalized" banks and bank holding companies.




                                                                            REGULATORY CAPITAL

                                                                                                                To Be Well
                                                                                                             Capitalized Under
                                                                                For Capital                  Prompt Corrective
                                                      Actual                 Adequacy Purposes                Action Provisions
                                               Amount         Ratio         Amount        Ratio             Amount         Ratio
                                               ------         -----         ------        -----             ------         -----
                                                                           (Dollars in Thousands)
As of June 30, 2000
Total Capital (to Risk Weighted Assets)
  Consolidated                                  $6,376        14.42%         $3,537       8.00%              $4,421       10.00%
  Bank                                          $6,376        14.42%         $3,537       8.00%              $4,421       10.00%

Tier 1 Capital (to Risk Weighted Assets)
  Consolidated                                  $5,822        13.17%         $1,768       4.00%              $2,653        6.00%
  Bank                                          $5,822        13.17%         $1,768       4.00%              $2,653        6.00%

Tier 1 Capital (to Average Assets)
  Consolidated                                  $5,822        11.17%         $2,085       4.00%              $2,607        5.00%
  Bank                                          $5,822        11.17%         $2,085       4.00%              $2,607        5.00%

                                                                                                                To Be Well
                                                                                                            Capitalized Under
                                                                                 For Capital                Prompt Corrective
                                                       Actual                 Adequacy Purposes             Action Provisions
                                                Amount        Ratio         Amount          Ratio          Amount         Ratio
                                                ------        -----         ------          -----          ------         -----
                                                                             (Dollars in Thousands)
As of December 31, 1999
Total Capital (to Risk Weighted Assets)
  Consolidated                                  $5,580       17.13%         $2,605           8.00%         $3,256        10.00%
  Bank                                          $5,580       17.13%         $2,605           8.00%         $3,256        10.00%

Tier 1 Capital (to Risk Weighted Assets)
  Consolidated                                  $5,171       15.88%         $1,303           4.00%         $1,954         6.00%
  Bank                                          $5,171       15.88%         $1,303           4.00%         $1,954         6.00%

Tier 1 Capital (to Average Assets)
  Consolidated                                  $5,171       12.63%         $1,638           4.00%         $2,078         5.00%
  Bank                                          $5,171       12.63%         $1,638           4.00%         $2,078         5.00%



                                                                                                                To Be Well
                                                                                                            Capitalized Under
                                                                                 For Capital                Prompt Corrective
                                                         Actual               Adequacy Purposes             Action Provisions
                                                Amount          Ratio       Amount           Ratio         Amount        Ratio
                                                ------          -----       ------           -----         ------        -----
                                                                            (Dollars in Thousands)

As of December 31, 1998
Total Capital (to Risk Weighted Assets)
  Consolidated                                  $5,257         31.60%       $1,331           8.00%         $1,664       10.00%
  Bank                                          $5,257         31.60%       $1,331           8.00%         $1,664       10.00%

Tier 1 Capital (to Risk Weighted Assets)
  Consolidated                                  $5,049         30.35%         $665           4.00%           $998        6.00%
  Bank                                          $5,049         30.35%         $665           4.00%           $998        6.00%

Tier 1 Capital (to Average Assets)
  Consolidated                                  $5,049         25.25%         $800           4.00%         $1,000        5.00%
  Bank                                          $5,049         25.25%         $800           4.00%         $1,000        5.00%

                                                                                                              To Be Well
                                                                                                          Capitalized Under
                                                                                    For Capital           Prompt Corrective
                                                       Actual                    Adequacy Purposes        Action Provisions
                                               Amount           Ratio            Amount      Ratio        Amount     Ratio
                                               ------           -----            ------      -----        ------     -----
                                                                               (Dollars in Thousands)
As of December 31, 1997
Total Capital (to Risk Weighted Assets)
  Consolidated                                  $6,145          78.23%            $169       8.00%         $211      10.00%
  Bank                                          $6,145          78.23%            $169       8.00%         $211      10.00%

Tier 1 Capital (to Risk Weighted Assets)
  Consolidated                                  $6,366         302.21%             $84       4.00%         $126       6.00%
  Bank                                          $6,366         302.21%             $84       4.00%         $126       6.00%

Tier 1 Capital (to Average Assets)
  Consolidated                                  $6,366         291.73%            $321       4.00%         $402       5.00%
  Bank                                          $6,366         291.73%            $321       4.00%         $402       5.00%




                                    LIQUIDITY


Maintaining adequate liquidity while managing interest rate risk is the primary goal of The Bank of Asheville's asset and liability management strategy. Liquidity is the ability to fund the needs of The Bank of Asheville's borrowers and depositors, pay operating expenses, and meet regulatory liquidity requirements. Loan repayments, deposit growth, federal funds purchased and borrowings from the Federal Home Loan Bank are presently the main sources of The Bank of Asheville's liquidity. The Bank of Asheville's primary uses of liquidity are to fund loans and to make investments.

As of June 30, 2000, liquid assets (cash due from banks, interest-earning bank deposits and federal funds sold) were approximately $8.7 million, which represents 14.2% of total assets and 15.7% of total deposits and borrowings. Supplementing this liquidity, The Bank of Asheville has available lines of credit from correspondent banks of approximately $4.5 million. At June 30, 2000, outstanding commitments to extend credit were $9.8 million and available line of credit balances totaled $9.8 million. Management believes that the combined aggregate liquidity position of The Bank of Asheville is sufficient to meet the funding requirements of loan demand and deposit maturities and withdrawals in the near term.

Certificates of deposit represented approximately 41.6% of The Bank of Asheville's total deposits at June 30, 2000. The Bank of Asheville's growth strategy will include efforts focused on increasing the relative volume of transaction deposit accounts, as the branch network is expanded, making it more convenient for our banking customers. Certificates of deposit of $100,000 or more represented 10% of The Bank of Asheville's total deposits at year-end. These deposits are generally considered rate sensitive, but management believes most of them are relationship-oriented. While The Bank of Asheville will need to pay competitive rates to retain these deposits at maturity, there are other subjective factors that will determine The Bank of Asheville's continued retention of those deposits.



                              INVESTMENT ACTIVITIES


At June 30, 2000, Weststar's investments consisted of a U.S. Government agency security and Treasury note and Federal Home Loan Bank stock. The agency security and treasury note, with aggregate amortized cost of $2 million, are classified as available for sale and are presented in the financial statements at their market value of $2 million at June 30, 2000. These securities have a yield of 6.4% and 6.2% with an aggregate duration of approximately 7.4 months. The Bank of Asheville's investment in stock of the Federal Home Loan Bank, which is required of every member and is redeemable only by the Federal Home Loan Bank, was $145,600 with a yield of 7.8% at June 30, 2000.



                        ACCOUNTING AND REGULATORY MATTERS


In June 1998, the Financial Accounting Standards Board ("FASB") issued a Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that Weststar recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. Weststar will adopt SFAS No. 133 on January 1, 2001, as required. Given that Weststar has no investments in derivative instruments, management of Weststar believes that adoption of SFAS No. 133 will not have a material impact on Weststar's balance sheet or the related statements of income and changes in shareholders' equity.



                     IMPACT OF INFLATION AND CHANGING PRICES

A financial institution has assets and liabilities that are distinctly different from those of a company with substantial investments in plant and inventory because the major portion of its assets are monetary in nature. As a result, a bank's performance may be significantly influenced by changes in interest rates. Although the banking industry is more affected by changes in interest rates than by inflation in the prices of goods and services, inflation is a factor which may influence interest rates. However, the frequency and magnitude of interest rate fluctuations do not necessarily coincide with changes in the general inflation rate. Inflation does affect operating expenses in that personnel expenses, cost of supplies and outside services tend to increase more during periods of high inflation.


                                    BUSINESS

General


Weststar is a bank holding company that owns all of the common stock of The Bank of Asheville, a North Carolina-chartered bank with deposit accounts insured by the Bank Insurance Fund of the FDIC. Weststar was incorporated at the direction of the Board of Directors of The Bank of Asheville as a North Carolina-chartered corporation and became the holding company for The Bank of Asheville on April 28, 2000. To become The Bank of Asheville's holding company, Weststar received approval of the Federal Reserve Board as well as The Bank of Asheville's shareholders. Upon receiving such approvals, each share of the common stock of The Bank of Asheville was exchanged on a one-for-one basis for shares of the common stock of Weststar.

The Bank of Asheville was incorporated in October 1997 as a North Carolina-chartered commercial bank. The Bank of Asheville opened for business on December 1, 1997 at its current home office located at 17 Woodfin Place, Asheville, North Carolina. On February 1, 1999, The Bank of Asheville opened a full service branch in Candler, North Carolina which is located southwest of Asheville in Buncombe County. The Bank of Asheville has received approvals from the FDIC and the North Carolina Commissioner of Banks to open a third full service office in Leicester, North Carolina, a town also located in Buncombe County. That office is expected to open in October 2000.

The Bank of Asheville operates for the primary purpose of serving the banking needs of individuals, and small to medium-sized businesses in its market area. While numerous banks in our market have chosen to focus on the affluent and high net worth individuals, we have chosen to focus on small businesses in our market area. The Bank of Asheville offers a range of banking services typically found in a community bank. These services include checking, money market, NOW and savings accounts, commercial, consumer and personal loans, mortgage lending services and other associated financial services. The Bank of Asheville's main office is located in the downtown section of Asheville and borders areas designated as low to moderate income. This location has facilitated The Bank of Asheville's ability to serve such income groups as well as to be conveniently located off of the Interstate 240 bypass for commercial customers.


Our market area is highly diverse. Situated in the Blue Ridge Mountains of North Carolina, Asheville is a favorite for tourists, featuring a variety of outdoor activities on a year round basis. It is also the home of the Biltmore House, the largest residential home in the country built by the Vanderbilt family. The market area is becoming a popular retirement community and houses a significant medical community and major hospital system. Further, the area has attracted a diverse manufacturing base with facilities of Square D, Volvo and Magnavox among some of the major industries situated here.


The banking industry is subject to extensive regulation by state and federal banking authorities. Many of these regulations are intended to protect depositors, the public or the FDIC insurance funds, not shareholders. Regulatory requirements will affect our lending practices, capital structure, investment practices, dividend policy and many other aspects of our business. These requirements may constrain our rate of growth. Regulations affecting financial institutions are undergoing continuous change, and such changes could adversely affect us. Sometimes, these changes are applied retroactively. In addition, the burden imposed by these federal and state regulations may place banks in general, and us specifically, at a competitive disadvantage compared to less regulated competitors.

In addition, various aspects of the banking industry and our operations will be affected by federal economic and monetary policies, which are outside our control. Changes in federal economic and monetary policies may adversely affect our ability to attract deposits, make loans and achieve satisfactory interest spreads.

Weststar intends to expand its business through selective de novo Bank of Asheville branch openings and possible acquisitions. There can be no assurance that we will be able to consummate, or if consummated, successfully integrate, any future de novo branch openings or acquisitions, and there can be no assurance that we will not incur disruption and unexpected expenses in integrating any such transactions. Although we currently have no such agreements or understandings, either written or oral, in the normal course of business we evaluate potential transactions that would compliment or expand our banking business. In doing so, we compete with other potential bidders, many of which have greater financial and operational resources. There can be no assurance that we will be able to successfully negotiate, finance or integrate any such transactions. Furthermore, the process of evaluating, negotiating and integrating transactions may divert our time and attention as well as our resources. There can be no assurance that any given de novo branch or whole business opening or acquisition, when and if consummated, will have a material favorable effect on our business, results of operations or financial condition.

The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend in part on our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations. In addition, many of our competitors have substantially greater resources to invest in technological improvements. Such technology may permit competitors to perform certain functions at a lower cost than we can perform them. We cannot assure you that we will be able to implement new technology-driven products and services effectively or be successful in marketing such products and services to our customers.


Lending Activities


General. The Bank of Asheville offers a broad array of lending services, including real estate, commercial and consumer loans and equity lines of credit to individuals and small-to-medium size businesses and other organizations that are located in or conduct a substantial portion of their business in The Bank of Asheville's market area. The Bank of Asheville's total loans at June 30, 2000 were $47.6 million or 81% of total earning assets. At June 30, 2000, The Bank of Asheville had no large loan concentrations (exceeding 10% of its portfolio) in any particular industry. The Bank of Asheville originates both fixed rate and variable rate loans. Approximately 60% of The Bank of Asheville's loan portfolio is comprised of variable rate loans and 40% fixed rate. Approximately 69% of The Bank of Asheville's loan portfolio is categorized as loans secured by real estate, all of which is situated in The Bank of Asheville's market area. These real estate secured loans consist of a wide variety of loan types. The Bank of Asheville obtains real estate in its market area as collateral since it believes it is one of the most conservative means of securing a loan. A portion of its real estate secured portfolio consists of short-term construction loans for 1-4 family residential construction. Some such loans are to builders who have demonstrated to The Bank of Asheville a record of successful development. Because of the mountainous terrain in The Bank of Asheville's market area, no large development tracts are developed or financed with a typical development consisting of 10 or fewer building sites. The Bank of Asheville does not concentrate such lending with a small number of builders but finances a large number of local builders. The Bank of Asheville does not finance the permanent loan on such dwellings and will only finance the project during the construction period and upon completion The Bank of Asheville will refer the borrower to various mortgage brokers for financing. The Bank of Asheville receives a fee for these referrals.

Another portion of its real estate secured portfolio consists of commercial-business loans such as to finance commercial construction, working capital term loans and business lines of credit. Also included are equity lines of credit which normally consist of second mortgage liens on residential property.


The Bank of Asheville also finances some small business loans without obtaining real estate as collateral. Such loans may consist of working capital lines of credit and equipment financing. Often personal guarantees are required and security is taken in the equipment, inventory or accounts receivable that are financed. These non-real estate secured loans typically have a maturity of 18 months or less and carry interest rates subject to the floating prime rate for commercial customers.

The Bank of Asheville's legal lending limit at June 30, 2000 equaled $1,627 thousand and the few loans made in excess of the legal lending limit are sold as participations to other financial institutions.

Loan Composition. The following table sets forth, at the dates indicated, the composition of The Bank of Asheville's loan portfolio and the related percentage composition.


                                                                                              December 31,
                                                                                              ------------
                                                 June 30, 2000                     1999                         1998
                                                 -------------                     ----                         ----
                                                           Percentage                   Percentage                    Percentage
                                               Amount       Of Total        Amount       of Total         Amount       of Total
                                               ------       --------        ------       --------          ------      --------
TYPE OF LOAN
Real Estate:
     Construction                           $ 8,853,209       18.5%       $ 7,152,238      20.7%         $1,780,563      12.7%
     Mortgage                                24,199,749       50.6%        16,963,594      49.0%          7,414,218      52.6%
Commercial, financial and agricultural       13,831,650       28.9%         9,926,255      28.7%          4,594,259      32.6%
Consumer                                        922,609        2.0%           562,765       1.6%            299,105       2.1%
                                            -----------       ----        -----------      ----          ----------      ----
Subtotal                                     47,807,217                    34,604,852                    14,088,145
                                            -----------                   -----------                    ----------
Net deferred loan origination fees            (199,994)                     (144,128)                      (64,880)
                                            -----------                   -----------                    ----------
Total loans, net of deferral fees           $47,607,223        100%       $34,460,724       100%        $14,023,265       100%
                                            ===========        ===        ===========       ===         ===========       ===



                                                  December 31, 1997
                                                  -----------------
                                                              Percentage
                                                Amount         of Total

TYPE OF LOAN

Commercial, financial and agricultural          $ 19,630           9.1%
Consumer                                         194,928          90.9%
                                                 -------          ----
Subtotal                                         214,558
                                                 -------
Net deferred loan origination fees                 (432)
                                                   -----
Total loans, net of deferral fees               $214,126           100%
                                                ========           ===

       MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES
                               As of June 30, 2000


                                                           Within One          One to          Five Years
                                                              Year          Five Years           or More
                                                           ------------------------------------------------
Real estate:
  Construction                                            $ 8,276,867        $   390,815        $   185,527
  Mortgage                                                 15,819,508          7,989,415            390,826

Predetermined rate, maturity greater than one year                           $ 8,349,171        $   576,353
Variable rate or maturing within one year                 $24,096,375             31,059                  -


                             As of December 31, 1999

                                                           Within One          One to          Five Years
                                                              Year          Five Years           or More
                                                           ------------------------------------------------
Real estate:
  Construction                                            $ 6,808,752        $   343,486      $           -
  Mortgage                                                  9,966,789          6,151,858            844,947

Predetermined rate, maturity greater than one year                           $ 6,445,521        $   844,947
Variable rate or maturing within one year                 $16,775,541             49,823                  -


                             As of December 31, 1998

                                                           Within One          One to          Five Years
                                                              Year          Five Years           or More
                                                           ------------------------------------------------
Real estate:
  Construction                                            $1,364,450        $  341,113        $   75,000
  Mortgage                                                 5,560,664         1,112,133           741,421

Predetermined rate, maturity greater than one year        $  435,974        $  244,926
Variable rate or maturing within one year                 $6,925,114         1,017,272           571,495



                                   LOANS AND NONPERFORMING ASSETS
                                                           December 31,
                            June 30, 2000       1999         1998        1997
Nonperforming assets          $509,299        $247,559     $     -      $    -

No loans were past due 90 days or more and still accruing interest nor were there any foreclosed properties at June 30, 2000 or December 31, 1999, 1998, and 1997, respectively. If interest from non-accrual loans had been recognized in accordance with the original terms of the loans, net income for the periods would not have been materially different from the amounts reported.


The Bank of Asheville monitors all loans on a regular basis and mails a delinquent notice to any borrower who is 10 days past due. Personal contact is made after a loan becomes 15 days past due with formal action taken after 30 days. Depending on the particular circumstances that action could include submission of the matter to an attorney for collection. Any loans that are 90 days or more past due are placed on a non-accrual status. The Bank of Asheville does not have a separate collection department and requires the loan officer who initially made the loan to institute collection action as necessary.

The Bank of Asheville offers a credit card on an agency basis as an accommodation to its customers. At such time as The Bank of Asheville believes there will be sufficient volume, it intends to review this product and may offer credit cards as a principal, thereby underwriting the credit risks associated with card holders. The Bank of Asheville has two ATM facilities attached to its existing banking offices and intends to install an ATM at its new Leicester Highway office when opened. The Bank of Asheville's ATM cards are linked to the nationwide Cirrus(R), Plus(R) and Pulse(R) systems, allowing The Bank of Asheville's customers to withdraw funds from any ATM machine honoring these systems.


Internet and Tele-Banking


The Bank of Asheville has a web site at "www.bankofasheville.com". The Bank of Asheville is considering the introduction of on-line banking and will implement it when it feels its customer base has expanded to a level that would justify the initial start-up and on-going maintenance costs.

The Bank of Asheville provides a 7 days a week, 24 hour per day automated tele-banking service where customers can check account balances, transfer funds between accounts, determine loan balances, make loan payments and obtain information on cleared checks.


Deposits


The Bank of Asheville offers a variety of deposit programs to individuals and to small-to-medium size businesses and other organizations at interest rates generally competitive with local market conditions. The Bank of Asheville's demand deposit accounts are truncated meaning that canceled checks are not returned to the customers, but for a fee, a customer may obtain a check image. Imaging of demand deposit accounts for commercial customers is free.

The following table sets forth the mix of depository accounts at The Bank of Asheville as a percentage of total deposits at the dates indicated:


                                                                                             At December 31,
                                                                  ------------------------------------------------------------------
                                        June 30, 2000
                           -------------------------------------                1999                               1998
                                                                                ----                               ----
                                         Weighted    Percent                   Weighted   Percent                Weighted  Percent
                                          Average     Total                    Average     Total                 Average    Total
                                Amount     Cost      Deposits      Amount       Cost      Deposits    Amount       Cost    Deposits
                                ------     ----      --------      ------      -------    --------   --------     ------   --------
Demand deposits
Demand, NOW,
Money  market              $31,245,397      2.5%      56.8%    $18,558,482       2.8%     49.0%     $8,659,120     2.3%     52.6%
Savings                        913,150      1.6%       1.6%        583,797       1.7%      1.5%        328,820     2.2%      2.0%
                               -------      ----       ----        -------       ----      ----        -------     ----      ----

Total demand deposits       32,158,547      2.5%      58.4%     19,142,279       2.8%     50.5%      8,987,940     2.5%     54.6%
                            ----------      ----      -----     ----------       ----     -----      ---------     ----     -----

Certificate accounts with
original Time deposits
Over $100,000                5,506,095      6.0%      10.0%      5,620,684       5.7%     14.8%      3,206,120     5.8%     19.5%
Other                       17,366,145      5.8%      31.6%     13,158,017       5.4%     34.7%      4,252,588     5.6%     25.9%
                            ----------      ----      -----     ----------       ----     -----      ---------     ----     -----

Total time deposits         22,872,240      5.8%      41.6%     18,778,701       5.5%     49.5%      7,458,708     5.7%     45.4%
                            ----------      ----      -----     ----------       ----     -----      ---------     ----     -----
Total deposits             $55,030,787      4.0%     100.0%    $37,920,980       3.9%   100.00%    $16,466,648     4.0%    100.0%
                           ===========      ====     ======    ===========       ====   =======    ===========     ====    ======

the following table indicates the amount of The Bank of Asheville's certificates of deposit by interest rate and by time remaining until maturity as of June 30, 2000.


                                                                                          Greater
                                    Within 3 Months   3 to 6 months    6 to 12 months   than 1 year
                                    ---------------   -------------    --------------  -----------

Time deposits of $100,000 or more     $2,393,545       $1,857,461        $1,255,089        -0-





The Bank of Asheville does not purchase brokered deposits but has been successful in attracting certificates of deposits over the Internet by bidding for deposits with set maturities. The Bank of Asheville does not pay a fee for such deposits and has predetermined its own limit so as not to exceed $3 million in total Internet deposits. The Bank of Asheville's experience has been that such deposits can be obtained at interest rates that are lower than rates in its market area.


Competition

Commercial banking in North Carolina is extremely competitive in large part due to statewide branching. We compete in our market areas with some of the largest banking organizations in the state and the country and other financial institutions, such as federally and state-chartered savings and loan institutions and credit unions, as well as consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit or taking investment monies, such as mutual funds and brokerage firms. Many of our competitors have broader geographic markets and higher lending limits than us and are also able to provide more services and make greater use of media advertising. In Buncombe County, there are currently 45 offices of 9 different commercial banks (including the largest banks in North Carolina) and 28 offices of 16 savings institutions and credit unions, as well as offices of various other entities engaged in the extension of credit. Our primary competitors in the area of loans are two of North Carolina's major mid-tier banks. In the area of deposits, a local savings bank is our primary competition. There also are a number of small community banks in the City of Asheville and Buncombe County which have some competitive effect.

The enactment of legislation authorizing interstate banking has caused great increases in the size and financial resources of some of our competitors. In addition, as a result of interstate banking, out-of-state commercial banks have acquired North Carolina banks and heightened the competition among banks in North Carolina.

Despite the competition in our market areas, we believe that we have certain competitive advantages that distinguish us from our competition. We offer customers modern, high-tech banking without forsaking community values such as prompt, personal service and friendliness. We attract customers by being responsive and sensitive to their individualized needs. We also rely on existing relationships of our banking officers, goodwill and referrals from shareholders and satisfied customers. We make limited use of traditional marketing such as TV and newspaper ads but have recently increased such marketing/advertising to establish our image and presence in the community.


As a community bank, we have a commitment to the people of Buncombe County. Our service has been recognized through a number of awards and high honors bestowed upon us. In September 1999, we received the Local Bank Minority Lender of the

Year for our efforts in promoting minority business development. In 2000, the readers of the Asheville Citizen-Times, a newspaper with a circulation of approximately 150,000, voted The Bank of Asheville as the Best Community Bank in Western North Carolina. For the past two years, Robert Tuck, The Bank of Asheville's Chief Lending Officer, has been nominated for the Athena Award, which recognizes support of women owned businesses. Also for the 1999-2000 year, The Bank of Asheville received recognition by the Asheville Area Chamber of Commerce as a Small Business Advocate. We intend to continue our commitment to the local community and local business development.


Properties

The following table sets forth the location of our main office and branch offices, as well as certain information relating to these offices to date.


                                                    Approximate
Office Location                  Year Opened       Square Footage         Owned or Leased
---------------                  -----------       --------------         ---------------

Main Office                          1997              10,000                   Own
79 Woodfin Place
Asheville, North Carolina

Candler Office                       1999              1,900         Own Building, Lease Land
6 Dogwood Road
Candler, North Carolina

Leicester Highway Office     Opening October 2000       800                   Leasing
Leicester Highway
Asheville, North Carolina



The Bank of Asheville entered into a lease with Max O. Cogburn, Sr., a director of Weststar and The Bank of Asheville, and his spouse to lease the location of the Candler office. The lease is for four years with options to extend for two additional three year terms. See "Certain RELATIONSHIPS AND RELATED TRANSACTIONS".


Employees

As of June 30, 2000, we had approximately 23 full-time employees and approximately 3 part-time employees. None of these employees are covered by a collective bargaining agreement. We consider relations with our employees to be good.

Litigation


There are no pending legal proceedings to which The Bank of Asheville or Weststar is a party, or of which any of their property is the subject.

                                   MANAGEMENT

Directors


Weststar's Board of Directors consists of 10 directors. The Bylaws of the Corporation provide that its Board of Directors shall consist of between 8 and 12 members, as determined by the Board of Directors or the shareholders and if nine or more members, they shall be staggered into terms of one, two and three years in as equal a number as possible. Certain information regarding the current directors who serve as both directors of Weststar and The Bank of Asheville is set forth below:



                               Director     Term
Name and Age                     Since     Expires    Principal Occupation and Business Experience  During Past Five Years
------------                     -----     -------    --------------------------------------------------------------------
William E. Anderson              1997       2001      Director, Hasco Mold Bases, Asheville, North Carolina.
(60)

Max O. Cogburn, Sr.              1997       2002      Attorney and Partner, Cogburn, Croosman, Brazil & Rose, P.A., Asheville,
                                                      North Carolina.
(72)
M. David Cogburn, M.D.           1999       2003      President, Carolina Mountain Dermatology, P.A., Arden, North Carolina.
(44)


G. Gordon Greenwood              2000       2001      President and Chief  Executive  Officer,  Weststar and The Bank of Asheville,
(52)                                                  January  2000-Present;  Regional Market Manager,  Centura Bank, Asheville,
                                                      North Carolina 1996-2000;  Senior Vice  President/Commercial  Loans,
                                                      First Commercial Bank, Asheville, North Carolina1983-1996.

Darryl J. Hart                   1997       2001      Vice President and General Manager, Hart Funeral Services, Inc., Asheville,
(38)                                                  North Carolina.

Carol L. King                    1997       2002      President, Carol L. King & Associates, P.A., Asheville, North Carolina
(54)                                                 (certified public accountant).

Stephen L. Pignatiello           1997       2003      President, P COMMS INTL, Asheville, North Carolina (wine broker).
(40)

Kent W. Salisbury, M.D.          1997       2003      Partner, Asheville Cardiology Associates, P.A., Asheville, North Carolina.
(56)

Laura A. Webb                    1999       2003      President, Webb Investment Services, Inc., Asheville, North Carolina.
(40)

David N. Wilcox                  1997       2002      Vice President, Wilcox Travel Agency, Inc., Asheville, North Carolina.
(39)


Director Relationships


Only one family relationship on the Board exists. Max O. Cogburn, Sr. is the father of M. David Cogburn, M.D. No director is a director of any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 Act or subject to the requirements of Section 15(d) of the 1934 Act, or any company registered as an investment company under the Investment Company Act of 1940.

Director Compensation

Board Fees. As of July 2000, each non-officer director received $100 for each Board meeting attended. Prior thereto, the directors received no compensation.

Executive Officers


Set forth below is certain information regarding The Bank of Asheville's and Weststar's executive officers as of June 30, 2000.




Name                  Age                   Position(s) Held            Business Experience
----                  ---                   ----------------            -------------------
G. Gordon Greenwood    52          President and Chief           President  and Chief  Executive  Officer,
                                  Executive Officer of The       Weststar  and The Bank of  Asheville,
                                   Bank of Asheville and         January 2000-Present;  Regional Market Manager,
                                        Weststar                 Centura Bank, Asheville, North Carolina
                                                                 1996-2000;
                                                                 Senior Vice  President/Commercial  Loans, First
                                                                 Commercial Bank, Asheville, North Carolina,
                                                                 1983-1996.


Randall C. Hall        35        Executive Vice President,       Executive  Vice President and Chief  Financial
                               Chief Financial Officer of        and Officer of The Bank of Asheville since
                                The Bank of Asheville and        December  1997;  Vice  President and Chief
                                         Weststar                Financial  Officer of Bank of Granite, Granite
                                                                 Falls, North Carolina, 1988-1997.


Robert E. Tuck, Jr.    42       Senior Vice President and        Senior Vice  President and Chief Credit Officer
                                 Chief Credit Officer of         of The Bank of Asheville  since 1997; Vice
                                  The Bank of Asheville          President/Business  Banker,  First Citizens
                                                                 Bank, Asheville, North Carolina, 1985-1997.


Judy P. Waldroop       43         Senior Vice President          Senior Vice  President  of The Bank of
                                of The Bank of Asheville         Asheville since 1997; Sales and Service
                                                                 Manager, Wachovia Bank, N.A., Asheville,
                                                                 North Carolina, 1978-1997.

Employment Agreements


All compensation paid to The Bank of Asheville's executive officers is paid by The Bank of Asheville to such persons in their capacity as executive officers of The Bank of Asheville. Accordingly, the compensation of such executives is reviewed and approved annually by the full Board of Directors of The Bank of Asheville which consist of the same persons. This report is furnished by the Compensation Committee of The Bank of Asheville's Board of Directors.

During 1999 and until his retirement in February 2000, Mr. Howard B. Montgomery, Jr. was President and Chief Executive Officer of The Bank of Asheville with a total compensation of $140,000 per annum. Mr. Montgomery's compensation consisted of a base salary at a rate of $115,000 per annum. Mr. Montgomery entered into a three (3) year contract with The Bank of Asheville on November 18, 1997. The contract covered base salary, performance bonuses, employee benefits and other usual executive perquisites. Additionally, the contract contained a change in control provision which permitted Mr. Montgomery, within twenty-four (24) months after a change in control, to terminate his contract and be entitled to 299% of his base salary. If such termination had occurred on December 31, 1999, the payout would have been $343,850. As a result of his retirement, Mr. Montgomery's contract was terminated, and in February 2000, The Bank of Asheville entered into an agreement similar in nature with G. Gordon Greenwood. (See discussion below Summary Compensation Table).



                           SUMMARY COMPENSATION TABLE

                                                                        Annual Compensation (1)
                                                                       -----------------------
         Name and Principal Position                              Year         Salary ($)      Bonus ($)
         ---------------------------                              ----         ----------      ---------

         Howard B. Montgomery, President and                      1999          115,000          4,160
         Chief Executive Officer (retired in February 2000)
                                                                  1998           90,000           -0-

                                                                  1997           90,000           -0-



         (1) Perquisites and personal benefits awarded to Mr. Montgomery did not exceed 10% of the total annual salary and bonus in any year reported.


The Bank of Asheville has entered into an employment and change of control agreement with G. Gordon Greenwood (dated February 9, 2000) as its President and Chief Executive Officer to establish his duties and compensation and to provide for his continued employment with The Bank of Asheville. The employment agreement provides for an initial term of five years with renewal at the end of the third year and on each anniversary thereafter for an additional one year term provided an affirmative decision to renew is made by the Board of Directors. The employment agreement provides for an annual base salary of $125,000, and for participation in other pension and profit-sharing retirement plans maintained by The Bank of Asheville on behalf of its employees, as well as fringe benefits normally associated with Mr. Greenwood's position or made available to all other employees. Additionally, at the sooner to occur of (i) a "change in control" of The Bank of Asheville or, (ii) the end of the initial five year term, Mr. Greenwood is to receive a 10 year annuity of $40,000 per year. Upon adoption of a stock option plan, Mr. Greenwood is to be granted options to purchase shares of The Bank of Asheville or Weststar valued at 300% of base compensation. The employment agreement provides that Mr. Greenwood may be terminated for "cause" as defined in the employment agreement, and that the employment agreement may otherwise be terminated, in some cases with certain financial consequences incurred, by The Bank of Asheville or by Mr. Greenwood. The employment agreement provides that should The Bank of Asheville terminate the employment agreement other than for cause or disability within 24 months after a "change in control", or should Mr. Greenwood terminate the agreement within such 24 months during which his compensation or responsibilities have been reduced, or his workplace location has been moved outside of Asheville, North Carolina, then he shall receive a lump sum equal to 299% of his "base amount" as determined by Section 280G of the Internal Revenue Code. A "Change in Control" shall be deemed to have occurred upon (i) any person becoming the beneficial owner or otherwise acquiring control, directly or indirectly, of securities of The Bank of Asheville representing thirty-five percent (35%) or more of the voting power of The Bank of Asheville's then outstanding securities;
(ii) the acquisition by any Person in any manner of the ability to elect, or to control the election, of a majority of the directors of The Bank of Asheville;
(iii) the merger of The Bank of Asheville into another entity or the merger of any entity into The Bank of Asheville without The Bank of Asheville being the survivor; or (iv) the acquisition of substantially all of the assets of The Bank of Asheville by another corporation. The reorganization into a holding company form of organization is specifically excluded from becoming a "change of control".


401(k) Savings Plan


In 1998, The Bank of Asheville adopted a tax-qualified savings plan which covers all current full-time employees and any new full-time employees who have completed 1,000 hours of service for The Bank of Asheville. Under the savings plan, a participating employee may contribute up to 15% of his or her base salary on a tax-deferred basis through salary reduction as permitted under
Section 401(k) of the Internal Revenue Code of 1986, as amended. The Bank of Asheville may make additional discretionary profit sharing contributions to the savings plan on behalf of all participants. Such discretionary profit sharing contributions may not exceed 6% of the aggregate of the pre-tax base salaries of all participants in the savings plan and are allocated among all participants on the basis of the participant's age and level of compensation. Amounts deferred above the first 6% of salary are not matched by The Bank of Asheville. A participant's contributions and The Bank of Asheville's matching and profit sharing contributions under the savings plan will be held in trust accounts for the benefit of participants. A participant is at all times 100% vested with respect to his or her own contributions under the savings plan, and becomes 100% vested in the account for The Bank of Asheville's matching and profit sharing contributions after completing five years of service with The Bank of Asheville. The value of a participant's accounts under the savings plan becomes payable to him or her in full upon retirement, total or permanent disability or termination of employment for any other reason, or becomes payable to a designated beneficiary upon a participant's death. The savings plan also will contain provisions for withdrawals in the event of certain hardships. A participant's contributions, vested matching and profit sharing contributions of The Bank of Asheville, and any income accrued on such contributions, are not subject to federal or state taxes until such time as they are withdrawn by the participant.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


The Bank of Asheville has had, and expects to have in the future, banking transactions in the ordinary course of business with certain of its current directors, nominees for director, executive officers and their associates. All loans included in such transactions were made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and do not involve more than the normal risk of collectibility or present other unfavorable features.

On October 1, 1998, a partnership, of which Max O. Cogburn, Sr. and his wife belong, leased the location of the Candler office to The Bank of Asheville. The term of the lease is four years and The Bank of Asheville has options to extend the lease for two additional three year terms. The rent on the land is $24,000 for the first two years and $30,000 for the subsequent two years. Mr. Cogburn and his wife own one-third of the leased property as tenants-by-the-entirety. All terms of the lease were reached by arms-length negotiations.


All such transactions have been negotiated on an arms-length basis at terms no more favorable than would otherwise be obtained from an independent third party.

Beneficial Ownership of Voting Securities


As of June 30, 2000, no shareholder owned more than 5% of Weststar's common stock.

As of June 30, 2000, the beneficial ownership of Weststar's common stock by directors of Weststar and The Bank of Asheville individually, and by directors and executive officers of Weststar and The Bank of Asheville as a group, was as follows:



                                   Amount and
                                   Nature of
Name and Address                   Beneficial         Percent of
of Beneficial Owner *            Ownership (1)         Class (2)
---------------------            -------------         ---------

William E. Anderson                 14,500               2.29%
Max O. Cogburn, Sr.                  5,500 (3)           0.87%
M. David Cogburn, M.D.               6,380               1.01%
G. Gordon Greenwood                  1,000               0.16%
Darryl J. Hart                       1,999               0.32%
Carol L. King                        3,440               0.54%
Stephen P. Pignatiello               2,420               0.38%
Kent W. Salisbury, M.D.             13,200               2.08%
Laura A. Webb                        1,100               0.17%
David N. Wilcox                      2,600               0.41%

All Directors and
Executive Officers                  54,459 (4)           8.60%
as a group (13 persons) (5)

* All directors are residents of Asheville, North Carolina.


(1) Except as otherwise noted, to the best knowledge of Weststar's management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared: Dr. Cogburn - 220 shares; Dr. Salisbury - 2,200 shares; and Mr. Tuck - 200 shares.


(2) The calculation of the percentage of class beneficially owned by each individual and the group is based on the sum of a total of 633,298 outstanding shares of common stock outstanding as of June 30, 2000.


(3) Mr. Cogburn disclaims beneficial ownership of his spouse's shares.

(4) The Board of Directors intends to purchase, in the aggregate, a number of shares equaling approximately $500,000 in value.

(5) Includes Randall C. Hall, Executive Vice President, Secretary and Chief Financial Officer, Robert E. Tuck, Senior Vice President and Chief Credit Officer and Judy P. Waldroop, Senior Vice President.


                           SUPERVISION AND REGULATION


Regulation of The Bank of Asheville

The Bank of Asheville is extensively regulated under both federal and state law. Generally, these laws and regulations are intended to protect depositors and borrowers, not shareholders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable law or regulation may have a material effect on the business of Weststar and The Bank of Asheville.

State Law. The Bank of Asheville is subject to extensive supervision and regulation by the North Carolina Commissioner of Banks. The Commissioner oversees state laws that set specific requirements for bank capital and regulate deposits in, and loans and investments by, banks, including the amounts, types, and in some cases, rates. The Commissioner supervises and performs periodic examinations of North Carolina-chartered banks to assure compliance with state banking statutes and regulations, and The Bank of Asheville is required to make regular reports to the Commissioner describing in detail the resources, assets, liabilities and financial condition of The Bank of Asheville. Among other things, the Commissioner regulates mergers and consolidations of state-chartered banks, the payment of dividends, loans to officers and directors, record keeping, types and amounts of loans and investments, and the establishment of branches.

Deposit Insurance. As a member institution of the FDIC, The Bank of Asheville's deposits are insured up to a maximum of $100,000 per depositor through the Bank Insurance Fund, administered by the FDIC, and each member institution is required to pay semi-annual deposit insurance premium assessments to the FDIC. The Bank Insurance Fund assessment rates have a range of 0 cents to 27 cents for every $100 in assessable deposits. Banks with no premium are subject to an annual statutory minimum assessment.


Capital Requirements. The federal banking regulators have adopted certain risk-based capital guidelines to assist in the assessment of the capital adequacy of a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit, and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as business loans.


A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk adjusted assets. The regulators measure risk-adjusted assets, which include off balance sheet items, against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. "Tier 1," or core capital, includes common equity, qualifying noncumulative perpetual preferred stock and minority interests in equity accounts of consolidated subsidiaries, less goodwill and other intangibles, subject to certain exceptions. "Tier 2," or supplementary capital, includes among other things, limited-life preferred stock, hybrid capital instruments, mandatory convertible securities, qualifying subordinated debt, and the allowance for loan and lease losses, subject to certain limitations and less required deductions. The inclusion of elements of Tier 2 capital is subject to certain other requirements and limitations of the federal banking agencies. Banks and bank holding companies subject to the risk-based capital guidelines are required to maintain a ratio of Tier 1 capital to risk-weighted assets of at least 4% and a ratio of total capital to risk-weighted assets of at least 8%. The appropriate regulatory authority may set higher capital requirements when particular circumstances warrant. As of December 31, 1999, The Bank of Asheville was classified as "well-capitalized" with Tier 1 and Total Risk-Based Capital of 15.88% and 17.13% respectively.

The federal banking agencies have adopted regulations specifying that they will include, in their evaluations of a bank's capital adequacy, an assessment of the bank's interest rate risk ("IRR") exposure. The standards for measuring the adequacy and effectiveness of a banking organization's interest rate risk management include: (1) a measurement of board of director and senior management oversight, and (2) a determination of whether a banking organization's procedures for comprehensive risk management are appropriate for the circumstances of the specific banking organization.

Failure to meet applicable capital guidelines could subject a banking organization to a variety of enforcement actions, including limitations on its ability to pay dividends, the issuance by the applicable regulatory authority of a capital directive to increase capital and, in the case of depository institutions, the termination of deposit insurance by the FDIC, as well as the measures described under the "Federal Deposit Insurance Corporation Improvement Act of 1991" below, as applicable to undercapitalized institutions. In addition, future changes in regulations or practices could further reduce the amount of capital recognized for purposes of capital adequacy. Such a change could affect the ability of The Bank of Asheville to grow and could restrict the amount of profits, if any, available for the payment of dividends to the shareholders.


Federal Deposit Insurance Corporation Improvement Act of 1991. In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991, which substantially revised the bank regulatory and funding provisions of the FDIC and made significant revisions to several other federal banking statutes. FDICIA provides for, among other things:

            - publicly available annual financial condition and management reports for certain financial institutions, including audits by independent accountants,

            - the establishment of uniform accounting standards by federal banking agencies,

            - the establishment of a "prompt corrective action" system of regulatory supervision and intervention, based on capitalization levels, with greater scrutiny and restrictions placed on depository institutions with lower levels of capital,

            - additional grounds for the appointment of a conservator or receiver, and

            - restrictions or prohibitions on accepting brokered deposits, except for institutions which significantly exceed minimum capital requirements.

FDICIA also provides for increased funding of the FDIC insurance funds and the implementation of risk-based premiums.

A central feature of FDICIA is the requirement that the federal banking agencies take "prompt corrective action" with respect to depository institutions that do not meet minimum capital requirements. Pursuant to FDICIA, the federal bank regulatory authorities have adopted regulations setting forth a five-tiered system for measuring the capital adequacy of the depository institutions that they supervise. Under these regulations, a depository institution is classified in one of the following capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." An institution may be deemed by the regulators to be in a capitalization category that is lower than is indicated by its actual capital position if, among other things, it receives an unsatisfactory examination rating with respect to asset quality, management, earnings or liquidity.

FDICIA provides the federal banking agencies with significantly expanded powers to take enforcement action against institutions which fail to comply with capital or other standards. Such action may include the termination of deposit insurance by the FDIC or the appointment of a receiver or conservator for the institution. FDICIA also limits the circumstances under which the FDIC is permitted to provide financial assistance to an insured institution before appointment of a conservator or receiver.


Miscellaneous. The dividends that may be paid by The Bank of Asheville are subject to legal limitations. In accordance with North Carolina banking law, dividends may not be paid unless The Bank of Asheville's capital surplus is at least 50% of its paid-in capital.

Shareholders of banks may be compelled by the North Carolina Commissioner of Banks pursuant to North Carolina law to invest additional capital in the event their bank's capital shall have become impaired by losses or otherwise. Failure to pay such an assessment could result in a forced sale of a shareholder's bank stock.

The earnings of The Bank of Asheville will be affected significantly by the policies of the Federal Reserve Board, which is responsible for regulating the United States money supply in order to mitigate recessionary and inflationary pressures. Among the techniques used to implement these objectives are open market transactions in United States government securities, changes in the rate paid by banks on bank borrowings, and changes in reserve requirements against bank deposits. These techniques are used in varying combinations to influence overall growth and distribution of bank loans, investments, and deposits, and their use may also affect interest rates charged on loans or paid for deposits.

The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of changing conditions in the national economy and money markets, as well as the effect of actions by monetary and fiscal authorities, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of The Bank of Asheville.

The Bank of Asheville cannot predict what legislation might be enacted or what regulations might be adopted, or if enacted or adopted, the effect thereof on The Bank of Asheville's operations.


Regulation of Weststar


Federal Regulation. Weststar is subject to examination, regulation and periodic reporting under The Bank of Asheville Holding Company Act, as administered by the Federal Reserve Board. The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies on a consolidated basis.


Weststar is required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval is required for Weststar to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than five percent of any class of voting shares of such bank or bank holding company.


The merger or consolidation of Weststar with another bank, or the acquisition by Weststar of assets of another bank, or the assumption of liability by Weststar to pay any deposits in another bank, will require the prior written approval of the primary federal bank regulatory agency of the acquiring or surviving bank under the federal Bank Merger Act. The decision is based upon a consideration of statutory factors similar to those outlined above with respect to the Bank Holding Company Act. In addition, in certain such cases an application to, and the prior approval of, the Federal Reserve Board under the Bank Holding Company Act and/or the North Carolina Banking Commission may be required.


Weststar is required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of Weststar's consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. Such notice and approval is not required for a bank holding company that would be treated as "well capitalized" under applicable regulations of the Federal Reserve Board, that has received a composite "1" or "2" rating at its most recent bank holding company inspection by the Federal Reserve Board, and that is not the subject of any unresolved supervisory issues.


The status of Weststar as a registered bank holding company under the Bank Holding Company does not exempt it from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.


In addition, a bank holding company is prohibited generally from engaging in, or acquiring five percent or more of any class of voting securities of any company engaged in, non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking as to be a proper incident thereto are:

            -   making or servicing loans;
            -   performing certain data processing services;
            -   providing discount brokerage services;
            - acting as fiduciary, investment or financial advisor; - leasing personal or real property;
            -   making   investments  in  corporations   or  projects   designed
                primarily to promote community welfare; and
            -   acquiring a savings and loan association.

In evaluating a written notice of such an acquisition, the Federal Reserve Board will consider various factors, including among others the financial and managerial resources of the notifying bank holding company and the relative public benefits and adverse effects which may be expected to result from the performance of the activity by an affiliate of such company. The Federal Reserve Board may apply different standards to activities proposed to be commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern. The required notice period may be extended by the Federal Reserve Board under certain circumstances, including a notice for acquisition of a company engaged in activities not previously approved by regulation of the Federal Reserve Board. If such a proposed acquisition is not disapproved or subjected to conditions by the Federal Reserve Board within the applicable notice period, it is deemed approved by the Federal Reserve Board.

Capital Requirements. The Federal Reserve Board uses capital adequacy guidelines in its examination and regulation of bank holding companies. If capital falls below minimum guidelines, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

The Federal Reserve Board's capital guidelines establish the following minimum regulatory capital requirements for bank holding companies:

            - a leverage capital requirement expressed as a percentage of total assets;

            - a risk-based requirement expressed as a percentage of total risk-weighted assets; and

            - a Tier 1 leverage requirement expressed as a percentage of total assets.

The leverage capital requirement consists of a minimum ratio of total capital to total assets of 6%, with an expressed expectation that banking organizations generally should operate above such minimum level. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital (which consists principally of shareholders' equity). The Tier 1 leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated companies, with minimum requirements of 4% to 5% for all others.

The risk-based and leverage standards presently used by the Federal Reserve Board are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels.


The Federal Reserve Board's regulations provide that the foregoing capital requirements will generally be applied on a bank-only (rather than a consolidated) basis in the case of a bank holding company with less than $150 million in total consolidated assets. On a pro forma basis, assuming the issuance and sale of 117,600 shares of common stock (the minimum amount offered in this prospectus) at $___ per share, our leverage capital ratio, risk-based capital ratio and Tier 1 leverage ratio immediately after this offering, in each case as calculated on a consolidated basis and a bank-only basis under the

Federal Reserve Board's capital guidelines, would be ____%, ____% and ____%, respectively, significantly exceeding the minimum requirements.

Federal Deposit Insurance Corporation Improvement Act requires the federal bank regulatory agencies biennially to review risk-based capital standards to ensure that they adequately address interest rate risk, concentration of credit risk and risks from non-traditional activities and, since adoption of the Riegle Community Development and Regulatory Improvement Act of 1994, to do so taking into account the size and activities of depository institutions and the avoidance of undue reporting burdens. In 1995, the agencies adopted regulations requiring as part of the assessment of an institution's capital adequacy the consideration of (a) identified concentrations of credit risks, (b) the exposure of the institution to a decline in the value of its capital due to changes in interest rates and (c) the application of revised conversion factors and netting rules on the institution's potential future exposure from derivative transactions.


In addition, in September 1996 the agencies adopted amendments to their respective risk-based capital standards to require banks and bank holding companies having significant exposure to market risk arising from, among other things, trading of debt instruments, (1) to measure that risk using an internal value-at-risk model conforming to the parameters established in the agencies' standards and (2) to maintain a commensurate amount of additional capital to reflect such risk. The new rules were adopted effective January 1, 1997, with compliance mandatory from and after January 1, 1998.


Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law is applicable to the extent that Weststar maintains, as a separate subsidiary, a depository institution in addition to The Bank of Asheville.

Subsidiary banks of a bank holding company are subject to certain quantitative and qualitative restrictions imposed by the Federal Reserve Act on any extension of credit to, or purchase of assets from, or letter of credit on behalf of, the bank holding company or its subsidiaries, and on the investment in or acceptance of stocks or securities of such holding company or its subsidiaries as collateral for loans. In addition, provisions of the Federal Reserve Act and Federal Reserve Board regulations limit the amounts of, and establish required procedures and credit standards with respect to, loans and other extensions of credit to officers, directors and principal shareholders of The Bank of Asheville, Weststar, any subsidiary of Weststar and related interests of such persons. Moreover, subsidiaries of bank holding companies are prohibited from engaging in certain tie-in arrangements (with the holding company or any of its subsidiaries) in connection with any extension of credit, lease or sale of property or furnishing of services.

Any loans by a bank holding company to a subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of the subsidiary bank. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to a priority of payment. This priority would also apply to guarantees of capital plans under Federal Deposit Insurance Corporation Improvement Act.


Branching

Under the Riegle Act, the Federal Reserve Board may approve bank holding company acquisitions of banks in other states, subject to certain aging and deposit concentration limits. As of June 1, 1997, banks in one state may merge with banks in another state, unless the other state has chosen not to implement this section of the Riegle Act. These mergers are also subject to similar aging and deposit concentration limits.

North Carolina "opted-in" to the provisions of the Riegle Act. Since July 1, 1995, an out-of-state bank that did not already maintain a branch in North Carolina was permitted to establish and maintain a de novo branch in North Carolina, or acquire a branch in North Carolina, if the laws of the home state of the out-of-state bank permit North Carolina banks to engage in the same activities in that state under substantially the same terms as permitted by North Carolina. Also, North Carolina banks may merge with out-of-state banks, and an out-of-state bank resulting from such an interstate merger transaction may maintain and operate the branches in North Carolina of a merged North Carolina bank, if the laws of the home state of the out-of-state bank involved in the interstate merger transaction permit interstate merger.

Recent Legislative Developments


Effective March 11, 2000, the Gramm-Leach-Bliley Act of 1999, which was signed into law on November 12, 1999, will allow a bank holding company to qualify as a "financial holding company" and, as a result, be permitted to engage in a broader range of activities that are "financial in nature" and in activities that are determined to be incidental or complementary to activities that are financial in nature. The Gramm-Leach-Bliley Act amends the Bank Holding Company Act to include a list of activities that are financial in nature, and the list includes activities such as underwriting, dealing in and making a market in securities, insurance underwriting and agency activities and merchant banking. The Federal Reserve Board is authorized to determine other activities that are financial in nature or incidental or complementary to such activities. The Gramm-Leach-Bliley Act also authorizes banks to engage through financial subsidiaries in certain of the activities permitted for financial holding companies.

On September 30, 1996, the Economic Growth and Regulatory Paperwork Reduction Act of 1996, was enacted which contained a comprehensive approach to recapitalize the FDIC's Savings Association Insurance Fund and to assure payment of the Financing Corporation obligations. All of The Bank of Asheville's deposits are insured by the FDIC's Bank Insurance Fund. Under the Growth Act, banks with deposits that are insured under the Bank Insurance Fund are required to pay a portion of the interest due on bonds that were issued by the Financing Corporation to help shore up the ailing Federal Savings and Loan Insurance Corporation in 1987. The Growth Act stipulates that the Bank Insurance Fund assessment rate to contribute toward the Financing Corporation obligations must be equal to one-fifth the Savings Association Insurance Fund assessment rate through year-end 2000, or until the insurance funds are merged, whichever occurs first. The amount of Financing Corporation debt service to be paid by all Bank Insurance Fund-insured institutions is approximately $0.0126 per $100 of Bank
Insurance Fund-insured deposits for each year from 1997 through 2000 when the obligation of Bank Insurance Fund-insured institutions increases to approximately $0.0240 per $100 of Bank Insurance Fund-insured deposits per year through the year 2019, subject in all cases to adjustments by the FDIC on a quarterly basis. The Growth Act also contained provisions protecting banks from liability for environmental clean-up costs; prohibiting credit unions sponsored by Farm Credit System banks; easing application requirements for most bank holding companies when they acquire a thrift or a permissible non-bank operation; easing Fair Credit Reporting Act restrictions between bank holding company affiliates; and reducing the regulatory burden under the Real Estate Settlement Procedures Act, the Truth-in-Savings Act, the Truth-in-Lending Act and the Home Savings Mortgage Disclosure Act.

                          DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material provisions of Weststar's Articles of Incorporation and Bylaws.

General


The Articles of Incorporation of Weststar authorize the issuance of 10,000,000 shares of capital stock, consisting of 9,000,000 shares of common stock, par value $1.00 per share, and 1,000,000 shares of preferred stock at no par value.

Upon completion of this offering, assuming the maximum number of shares are sold, there will be 1,043,298 shares of common stock outstanding and no shares of preferred stock issued and outstanding.


Common Stock


Dividend Rights. As a North Carolina corporation, Weststar is not directly subject to the restrictions on the payment of dividends applicable to The Bank of Asheville. Holders of shares of Weststar's common stock are entitled to receive such cash dividends as the Board of Directors of Weststar may declare out of funds legally available therefor. However, the payment of dividends by Weststar will be subject to the restrictions of North Carolina law applicable to the declaration of dividends by a business corporation. Under such provisions, cash dividends may not be paid if a corporation will not be able to pay its debts as they become due in the usual course of business after making such cash dividend distribution or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain liquidation preferential rights. The ability of Weststar to pay dividends to the holders of shares of Weststar's common stock is, at least at the present time, completely dependent upon the amount of dividends The Bank of Asheville pays to Weststar.

Voting Rights. Each share of Weststar's common stock entitles the holder thereof to one vote on all matters upon which shareholders have the right to vote. In addition, if the Board of Directors of Weststar consists of nine or more directors, its members will be classified so that approximately one-third of the directors will be elected each year. Shareholders of Weststar are not entitled to cumulate their votes for the election of directors.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of Weststar, the holders of shares of Weststar's common stock are entitled to receive, after payment of all debts and liabilities of Weststar, all remaining assets of Weststar available for distribution in cash or in kind. In the event of any liquidation, dissolution or winding up of The Bank of Asheville, Weststar, as the holder of all shares of Bank common stock, would be entitled to receive payment of all debts and liabilities of The Bank of Asheville (including all deposits and accrued interest thereon) and all remaining assets of The Bank of Asheville available for distribution in cash or in kind.

Preemptive Rights; Redemption. Holders of shares of Weststar's common stock are not entitled to preemptive rights with respect to any shares that may be issued. Weststar's common stock is not subject to call or redemption.


Preferred Stock


The authorized preferred stock is available for issuance from time to time at the discretion of the Board of Directors without shareholder approval. The Board of Directors has the authority to prescribe for each series of preferred stock it establishes the number of shares in that series, the number of votes (if any) to which the shares in that series are entitled, the consideration for the shares in that series, and the designations, powers, preferences and other rights, qualifications, limitations or restrictions of the shares in that series. Depending upon the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common stock.


Authorized But Unissued Shares


North Carolina law does not require shareholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable the board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.


Certain Articles and Bylaw Provisions Having Potential Anti-Takeover Effects


General.  The  following is a summary of the material  provisions  of Weststar's
Articles of Incorporation and Bylaws which address matters of corporate governance and the rights of shareholders. Certain of these provisions may delay or prevent takeover attempts not first approved by the Board of Directors of Weststar (including takeovers which certain shareholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by shareholders. All references to the Articles of Incorporation and Bylaws are to Weststar's Articles of Incorporation and Bylaws in effect as of the date of this prospectus.


Classification of the Board of Directors. The Bylaws provide that if the number of directors is nine or more (the number of directors is currently 10), the Board of Directors of Weststar shall be divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. If so classified, each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which the director was elected (except for certain initial directors whose terms may be shorter than three years as necessary to effect the classification process). A director elected to fill a vacancy shall serve only until the next meeting of shareholders at which directors are elected. Approximately one-third of the members of the Board of Directors of Weststar will be elected each year, and two annual meetings will be required for Weststar's shareholders to change a majority of the members constituting the Board of Directors of Weststar.


Removal of Directors; Filling Vacancies. Weststar's Articles of Incorporation provide that shareholders may remove one or more of the directors with cause which includes:

         1.  Criminal   prosecution  and  conviction  during  the  course  of  a
             director's service as a director of Weststar of an act of fraud embezzlement, theft, or personal dishonesty;

         2. The prosecution and conviction of any criminal offense involving dishonesty or breach of trust, or

         3. The occurrence of any event resulting in a director being excluded from coverage, or having coverage limited as to the director when compared to other covered directors under any of the fidelity bonds or insurance policies covering its directors, officers or employees.


Vacancies occurring in the Board of Directors of Weststar may be filled by the shareholders or a majority of the remaining directors, even though less than a quorum, or by the sole remaining director.

Amendment of Bylaws. Subject to certain restrictions described below, either a majority of the Board of Directors or the shareholders of Weststar may amend or repeal the Bylaws. A bylaw adopted, amended or repealed by the shareholders may not be readopted, amended or repealed by the Board of Directors of Weststar. Generally, the shareholders of Weststar may adopt, amend, or repeal the Bylaws in accordance with the North Carolina Business Corporations Act.

The Board of Directors is permitted by Weststar's Articles of Incorporation to consider other constituents besides the shareholders if faced with a proposal that could cause a change in control. Such constituents are employees, depositors, customers, creditors and the communities in which Weststar and its subsidiaries conduct business. Further, the Board is permitted to evaluate the competence, experience and integrity of any proposed acquiror as well as the prospects for success of such a takeover proposal from a regulatory perspective.

Special Meetings of Shareholders. Weststar's Bylaws provide that special meetings of shareholders may be called only by the President or Board of Directors of Weststar.

Certain Provisions of North Carolina Law

Weststar is subject to the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act, each of which, if applicable, would hinder the ability of a third party to acquire control of either company. The Shareholder Protection Act generally requires that, unless certain "fair price" and other conditions are met, the affirmative vote of the holders of 95% of the voting shares of a corporation is necessary to adopt or authorize a business combination with any other entity, if that entity is the beneficial owner, directly or indirectly, of more than 20% of the voting shares of the corporation. The Control Share Act provides that any person or party who acquires "control shares" (defined as a number of shares which, when added to other shares held, gives the holder voting power in the election of directors equal to 20%, 33 1/3% or a majority of all voting power) may only vote those shares if the remaining shareholders of the corporation, by resolution, permit those shares to be voted. If the shareholders of the corporation permit the "control shares" to be accorded voting rights and the holder of the "control shares" has a majority of all voting power for the election of directors, the other shareholders of the corporation have the right to the redemption of their shares at the fair value of the shares as of the date prior to the date on which the vote was taken which gave voting rights to the "control shares." The provisions of the Shareholder Protection Act and the Control Share Act may have the effect of discouraging a change of control by allowing minority shareholders to prevent a transaction favored by a majority of the shareholders. The primary purpose of these provisions is to encourage negotiations with the board of directors of a company by groups or corporations interested in acquiring control of the company.


The acquisition of more than ten percent (10%) of the outstanding Weststar common stock may, in certain circumstances, be subject to the provisions of the Change in Bank Control Act of 1978. The FDIC has also adopted a regulation pursuant to the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of an FDIC-insured state-chartered non-member bank, either directly or indirectly through an acquisition of control of its holding company, to provide 60 days prior written notice and certain financial and other information to the FDIC. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least twenty-five percent (25%) of any class of voting stock or the power to direct the management or policies of the bank or the holding company. However, under FDIC regulations, control is presumed to exist where the acquiring party has voting control of at least ten percent (10%) of any class of voting securities if (a) the bank or holding company has a class of voting securities which is registered under Section 12 of the Securities Exchange Act of 1934, or (b) the acquiring party would be the largest holder of a class of voting shares of the bank or the holding company. The statute and underlying regulations authorize the FDIC to disapprove a proposed acquisition on certain specified grounds.

Prior approval of the Federal Reserve Board would be required for any acquisition of control of The Bank of Asheville or Weststar by any bank holding company under the Bank Holding Company Act. Control for purposes of the Bank Holding Company Act would be based on, among other things, a twenty-five percent (25%) voting stock test or on the ability of the holding company otherwise to control the election of a majority of the Board of Directors of Weststar. As part of such acquisition, the acquiring company (unless already so registered) would be required to register as a bank holding company under the Bank Holding Company Act.

The Securities Exchange Act of 1934 Act requires that a purchaser of any class of a corporation's securities registered under the 1934 Act notify the SEC and such corporation within ten days after its purchases exceed five percent of the outstanding shares of that class of securities. This notice must disclose the background and identity of the purchaser, the source and amount of funds used for the purchase, the number of shares owned and, if the purpose of the transaction is to acquire control of the corporation, any plans to alter materially the corporation's business or corporate structure. In addition, any tender offer to acquire a corporation's securities is subject to the limitations and disclosure requirements of the 1934 Act.


Indemnification of Directors and Officers


Insofar as indemnification for liabilities arising under the Securities Act of 1933 Act may be permitted to our directors, officers and controlling persons under the provisions discussed above or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Exchange Act of 1934 Act and is, therefore, unenforceable.


Registrar and Transfer Agent


The registrar and transfer agent for our common stock is Registrar and Transfer Company, Cranford, New Jersey.


Shares Eligible for Future Sale


Upon completion of this offering, we expect to have 1,043,298 shares of common stock outstanding assuming the maximum number of shares are sold, all of which either will have been registered with the SEC under the Securities Act of 1933 Act or will have been outstanding for a sufficient period of time so that they will be eligible for resale without registration under the 1933 Act unless they were acquired by our directors, executive officers or other affiliates. Our affiliates generally will be able to sell shares of the common stock only in accordance with the limitations of Rule 144 under the 1933 Act.

In general, under Rule 144 as currently in effect, an affiliate (as defined in Rule 144) may sell shares of common stock within any three-month period in an amount limited to the greater of 1% of our outstanding shares of common stock or the average weekly trading volume in our common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us.

Prior to this offering, the common stock has been trading on the Nasdaq OTC Bulletin Board, and we cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the prevailing market price of the common stock after completion of this offering. Nevertheless, sales of substantial amounts of common stock in the public market could have an adverse effect on prevailing market prices.



                   METHOD OF SUBSCRIPTION/PLAN OF DISTRIBUTION


Weststar has engaged Wachovia Securities, Inc. to sell a portion of the common stock being offered through this Offering on a best efforts basis. The management of Weststar will conduct this offering, without remuneration, to all shareholders and customers of The Bank of Asheville as of October __, 2000. Simultaneously, Wachovia will commence its marketing efforts primarily through the offices of its retail brokerage division, IJL/Wachovia. Wachovia can, with our consent, engage other agents to sell our common stock. Wachovia will receive a commission of __% of the offering price for all shares sold by any of its registered brokers. If any other agents sell any common stock through an engagement with Wachovia, they will receive a portion of that commission.



                                 LEGAL OPINIONS


Gaeta & Glesener, P.A., Raleigh, North Carolina, will pass upon the legality of the securities offered by this prospectus for us.



                                     EXPERTS


The financial statements of The Bank of Asheville as of December 31, 1999 and 1998, and for the years ended December 31, 1999 and 1998 and the period from October 29, 1997 (date of incorporation) to December 31, 1997, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

                                TABLE OF CONTENTS

The Bank of Asheville

Independent Auditors' Report                                         F-

Balance Sheets as of December 31, 1999 and 1998                      F-

Statements of Operations  for the years ended
December 31, 1999 and 1998 and the Period from
October 29, 1997 (Date of Incorporation) to December 31, 1997        F-

Statements of Changes in  Shareholders' Equity
for the years ended December 31, 1999 and 1998
and the Period from  October 29, 1997 (Date of
Incorporation) to December 31, 1997                                  F-

Statements of Cash Flows for the years ended
December 31, 1999 and 1998 and the Period
from October 29, 1997 (Date of Incorporation)
to December 31, 1997                                                 F-

Notes to Financial Statements                                        F-

Weststar Financial Services Corporation

Consolidated Balance Sheets at June 30, 2000
and December 31, 1999 (Unaudited)                                    F-

Consolidated Statements of Operations for the
three months and six months ended June 30, 2000
and 1999 (Unaudited)                                                 F-

Consolidated  Statements of Comprehensive Income
(Loss) for the three months and six months ended
June 30, 2000 and 1999 (Unaudited)                                   F-

Consolidated Statement of Changes in Shareholders'
Equity for the six months ended June 30, 2000 and
1999(Unaudited)                                                      F-

Consolidated Statements of Cash Flows for the six
months ended June 30, 2000 and 1999 (Unaudited)                      F-

Notes to Consolidated Financial Statements                           F-

                          INDEPENDENT AUDITORS' REPORT


Board of Directors and Shareholders of The Bank of Asheville:

We have audited the accompanying balance sheets of The Bank of Asheville (the "Bank") as of December 31, 1999 and 1998 and the related statements of operations, changes in shareholders' equity, and cash flows for the years ended December 31, 1999 and 1998 and the period from October 29, 1997 (date of incorporation) to December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Bank at December 31, 1999 and 1998 and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 and the period from October 29, 1997 (date of incorporation) to December 31, 1997, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP
Hickory, North Carolina
January 25, 2000

THE BANK OF ASHEVILLE

BALANCE SHEETS
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

                                                                                      1999                 1998
ASSETS:
  Cash and cash equivalents (Notes 1, 7 and 12):
    Cash and due from banks                                                      $  1,892,403         $    676,714
    Interest-bearing deposits                                                           2,784               99,000
    Federal funds sold                                                              2,110,000            2,770,000
                                                                                 ------------         ------------
          Total cash and cash equivalents                                           4,005,187            3,545,714
                                                                                 ------------         ------------

  Investment securities (Notes 1, 2 and 12) - available for sale, at fair value (amortized cost of $2,508,339 and $2,087,778 at
    December 31, 1999 and 1998, respectively)                                       2,502,411            2,085,000
                                                                                 ------------         ------------
  Loans (Notes 3 and 12)                                                           34,460,724           14,023,265
  Allowance for loan losses (Notes 1 and 4)                                          (528,808)            (218,719)
                                                                                 ------------         ------------
  Net loans                                                                        33,931,916           13,804,546
  Premises and equipment, net (Notes 1, 5 and 9)                                    2,455,507            2,200,051
  Accrued interest receivable                                                         220,151              100,039
  Federal Home Loan Bank stock, at cost                                                58,100                    -
  Organizational costs, net (Note 1)                                                        -              116,203
  Deferred income taxes                                                               133,688                    -
  Other assets                                                                         61,137               41,142
                                                                                 ------------         ------------
TOTAL                                                                            $ 43,368,097         $ 21,892,695
                                                                                 ============         ============

LIABILITIES AND SHAREHOLDERS' EQUITY:
  Deposits (Note 6):
    Demand                                                                       $  4,780,881         $  2,759,092
    NOW accounts                                                                    3,154,225            1,820,714
    Money market accounts                                                          10,623,376            4,079,314
    Savings                                                                           583,797              328,820
    Time deposits of $100,000 or more                                               5,620,684            3,206,120
    Other time deposits                                                            13,158,017            4,252,588
          Total deposits                                                           37,920,980           16,446,648
  Accrued interest payable                                                            159,149               64,497
  Deferred income taxes                                                                     -               23,021
  Other liabilities                                                                   119,569              195,954
                                                                                 ------------         ------------
          Total liabilities                                                        38,199,698           16,730,120
                                                                                 ------------         ------------
COMMITMENTS AND CONTINGENCIES (Note 11)

SHAREHOLDERS' EQUITY (Notes 1 and 10):
  Common stock, $5 par value, authorized - 10,000,000 shares; outstanding shares
    - 633,298 and 607,557 at December 31, 1999
    and 1998, respectively                                                          3,166,490            3,037,785
  Additional paid-in capital                                                        3,596,444            3,467,729
  Accumulated deficit                                                              (1,590,896)          (1,341,243)
  Accumulated other comprehensive loss (Note 2)                                        (3,639)              (1,696)
                                                                                 ------------         ------------
          Total shareholders' equity                                                5,168,399            5,162,575
                                                                                 ------------         ------------
TOTAL                                                                            $ 43,368,097         $ 21,892,695
                                                                                 ============         ============

See notes to financial statements

THE BANK OF ASHEVILLE

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1999 AND 1998 AND THE PERIOD FROM OCTOBER 29, 1997 (DATE OF INCORPORATION) TO DECEMBER 31, 1997
--------------------------------------------------------------------------------

                                                                                1999                1998                1997
INTEREST INCOME:
  Interest and fees on loans                                                $ 2,492,208         $   661,439         $     1,262
  Federal funds sold                                                            142,955             186,602              24,947
  Interest-bearing deposits                                                       1,211               4,560              64,482
  Investments:
    U. S. Treasuries                                                             26,129              64,213               5,000
    U. S. Government agencies                                                    95,105             144,537               5,164
    Corporate dividends                                                           2,710                   -                   -
                                                                            -----------         -----------         -----------
          Total interest income                                               2,760,318           1,061,351             100,855
                                                                            -----------         -----------         -----------

INTEREST EXPENSE:
  Time deposits of $100,000 or more                                             189,677             109,687                 581
  Other time and savings deposits                                               937,345             286,900               1,860
  Federal funds purchased                                                         1,522                   -                   -
  Note payable                                                                        -              27,922               1,111
  Other interest expense                                                             97                   -                   -
                                                                            -----------         -----------         -----------
          Total interest expense                                              1,128,641             424,509               3,552
                                                                            -----------         -----------         -----------

NET INTEREST INCOME                                                           1,631,677             636,842              97,303

PROVISION FOR LOAN LOSSES (Notes 1 and 4)                                       316,685             269,614               3,200
                                                                            -----------         -----------         -----------
NET INTEREST INCOME AFTER PROVISION FOR
  LOAN LOSSES                                                                 1,314,992             367,228              94,103

OTHER INCOME:
  Service charges on deposit accounts                                           272,911              83,349                  30
  Other service fees and commissions                                            131,316              29,162                 563
  Other                                                                          10,637               4,533                 420
                                                                            -----------         -----------         -----------
          Total other income                                                    414,864             117,044               1,013
                                                                            -----------         -----------         -----------
OTHER EXPENSES:
  Salaries and wages                                                            941,253             649,415              98,119
  Employee benefits                                                             108,086              66,246               9,467
  Occupancy expense, net                                                         79,280              64,128               4,299
  Equipment rentals, depreciation and maintenance                               201,738             132,439              29,526
  Other                                                                         688,451             546,671              91,528
                                                                            -----------         -----------         -----------
          Total other expenses                                                2,018,808           1,458,899             232,939
                                                                            -----------         -----------         -----------

LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE AND INCOME TAXES                                        (288,952)           (974,627)           (137,823)

INCOME TAX PROVISION (BENEFIT) (Notes 1 and 8)                                 (110,625)                  -              24,103
                                                                            -----------         -----------         -----------
NET LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE                                                         (178,327)           (974,627)           (161,926)

CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING
  PRINCIPLE, NET OF TAX BENEFIT OF $44,877 (Note 1)                             (71,326)                  -                   -
                                                                            -----------         -----------         -----------
ET LOSS                                                                       (249,653)           (974,627)           (161,926)

OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX -
  Unrealized holding gains (losses) on securities available for sale             (1,943)             (8,270)              6,574

COMPREHENSIVE LOSS                                                          $  (251,596)        $  (982,897)        $  (155,352)
                                                                            ============        ============        ============

THE BANK OF ASHEVILLE

YEARS ENDED DECEMBER 31, 1999 AND 1998 AND THE PERIOD FROM OCTOBER 29, 1997 (DATE OF INCORPORATION) TO DECEMBER 31, 1997
--------------------------------------------------------------------------------

                                                  1999       1998        1997

BASIC NET LOSS PER SHARE BEFORE CUMULATIVE
  EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE      $ (.29)    $ (1.60)     $ (.27)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE                                       (.12)          -           -
                                                --------   ---------    -------
BASIC NET LOSS PER SHARE                        $ (.41)    $ (1.60)     $ (.27)
                                                ========   =========    =======


See notes to financial statements.

THE BANK OF ASHEVILLE


STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1999 AND 1998 AND THE PERIOD FROM OCTOBER 29, 1997 (DATE OF INCORPORATION) TO DECEMBER 31, 1997
--------------------------------------------------------------------------------

                                                                                                                      Total
                                                                                                    Accumulated    Shareholders'
                                               Common Stock          Additional                        Other          Equity
                                         -----------------------      Paid-In        Accumulated   Comprehensive     (Notes 1
                                          Shares        Amount        Capital         Deficit      Income (Loss)      and 10)

BALANCE, OCTOBER 29, 1997                 607,557    $ 3,037,785    $ 3,467,729    $  (204,690)        $     -     $ 6,300,824
  Net change in unrealized gain on
    securities available for sale               -              -              -              -           6,574           6,574
  Net loss                                      -              -              -       (161,926)              -        (161,926)
                                          -------    -----------    -----------    -----------     -----------     -----------

BALANCE, DECEMBER 31, 1997                607,557      3,037,785      3,467,729       (366,616)          6,574       6,145,472
  Net change in unrealized gain on
    securities available for sale               -              -              -              -          (8,270)         (8,270)
  Net loss                                      -              -              -       (974,627)              -        (974,627)
                                          -------    -----------    -----------    -----------     -----------     -----------

BALANCE, DECEMBER 31, 1998                607,557      3,037,785      3,467,729     (1,341,243)         (1,696)      5,162,575
  Net change in unrealized loss on
    securities available for sale               -              -              -              -          (1,943)         (1,943)
  Warrants exercised                       25,741        128,705        128,715              -               -         257,420
  Net loss                                      -              -              -       (249,653)              -        (249,653)

BALANCE, DECEMBER 31, 1999                633,298    $ 3,166,490    $ 3,596,444    $(1,590,896)    $    (3,639)    $ 5,168,399
                                          =======    ===========    ===========    ===========     ===========     ===========


STATEMENTS OF CASH FLOWS YEARS ENDED DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------
AND THE PERIOD FROM  OCTOBER 29, 1997 (date of  incorporation)  to December  31,
1997.

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                       $   (249,653)    $   (974,627)    $   (161,926)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Depreciation                                                      173,617           97,946           27,047
    Amortization of organization costs                                      -           29,669            2,472
    Provision for loan loss                                           316,685          269,614            3,200
    Premium amortization and discount accretion, net                  (70,843)        (116,570)            (126)
    Deferred income tax (benefit) provision                          (155,502)               -           24,103
    Cumulative effect of a change in accounting principle             116,203                -                -
    Increase in accrued interest receivable                          (120,112)         (71,952)         (28,087)
    Increase (decrease) in accrued interest payable                    94,652           62,358           (4,077)
    (Increase) decrease in other assets                               (19,981)          13,393           28,478
    (Decrease) increase in other liabilities                          (76,398)         114,216           26,088
                                                                -------------    -------------      -----------
          Net cash provided by (used in) operating activities           8,668         (575,953)         (82,828)
                                                                -------------    -------------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of securities available for sale                       (4,449,719)      (7,087,865)      (2,977,217)
  Maturities of securities available for sale                       4,100,000        8,094,000                -
  Net increase in loans                                           (20,444,055)     (13,863,234)        (214,126)
  Additions to premises and equipment                                (429,073)      (1,747,777)        (461,440)
  Purchases of Federal Home Loan Bank stock                           (58,100)               -                -
                                                                -------------    -------------      -----------
          Net cash used in investing activities                   (21,280,947)     (14,604,876)      (3,652,783)
                                                                -------------    -------------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net increase in demand deposits, NOW accounts and
    savings accounts                                               10,154,339        7,654,464        1,333,476
  Net increase in certificates of deposits                         11,319,993        7,019,264          439,444
  Proceeds from notes payable                                               -          990,000          150,000
  Repayment of notes payable                                                -       (1,140,000)               -
  Issuance of common stock                                            257,420                -                -
                                                                -------------    -------------      -----------
          Net cash provided by financing activities                21,731,752       14,523,728        1,922,920
                                                                -------------    -------------      -----------

NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                                         459,473         (657,101)      (1,812,691)

CASH AND CASH EQUIVALENTS:
  Beginning of period                                               3,545,714        4,202,815        6,015,506
                                                                -------------    -------------      -----------

  End of period                                                  $  4,005,187     $  3,545,714     $  4,202,815
                                                                 ============     ============      ===========

SUPPLEMENTAL DISCLOSURE - Cash paid during the
  period for interest                                            $  1,033,989     $    362,151     $      7,629
                                                                 ============       ==========          =======


See notes to financial statements

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1999 AND 1998 AND THE PERIOD FROM OCTOBER 29, 1997 (DATE OF INCORPORATION) TO DECEMBER 31, 1997

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization - The Bank of Asheville (the "Bank") is a state chartered commercial bank headquartered in Asheville, North Carolina and provides consumer and commercial banking services in the Buncombe County and surrounding areas. The Bank was organized and incorporated in North Carolina on October 29, 1997 and began accepting deposits and making loans on December 1, 1997.

     Prior to receiving a bank charter and articles of incorporation, the Bank conducted an initial public offering of its common stock. Net proceeds from the public offering were $6,505,514 representing 607,557 shares of common stock sold at $11.00 per share net of costs. Operations prior to incorporation consisted only of organizational activities and the sale of common stock.

     Cash and Cash Equivalents - Cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

     Investment Securities - Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as "held-to-maturity securities" and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as "trading securities" and reported at fair value, with unrealized gains and losses included in earnings. Debt securities not classified as either held-to-maturity securities or trading securities and equity securities not classified as trading securities are classified as "available-for-sale securities" and reported at fair value, with unrealized gains and losses reported as other comprehensive income. Gains and losses on held for investment securities are recognized at the time of sale based upon the specific identification method. Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary, result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. Premiums and discounts are recognized in interest expense, or interest income, respectively, using the interest method over the period to maturity. Transfers of securities between classifications are accounted for at fair value. The Bank has not classified any securities as trading or held-to-maturity securities.

     Loans - Loans held for investment are stated at the amount of unpaid principal, reduced by an allowance for loan losses.

     Allowance for Loan Losses - The provision for loan losses charged to operations is an amount which management believes is sufficient to bring the allowance for loan losses to an estimated balance considered adequate to absorb potential losses in the portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, current economic conditions, historical loan loss experience and other risk factors. Recovery of the carrying value of loans is dependent to some extent on future economic, operating and other conditions that may be beyond the Bank's control. Unanticipated future adverse changes in such conditions could result in material adjustments to the allowance for loan losses.

     Loans that are deemed to be impaired (i.e., probable that the Bank will be unable to collect all amounts due according to the terms of the loan agreement) are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical matter, at the loan's observable market value or fair value of the collateral if the loan is collateral dependent. A valuation reserve is established to record the difference between the stated loan amount and the loan's present value, market value, or fair value of the collateral, as appropriate, of the impaired loan. Impaired loans may be valued on a loan-by-loan basis (e.g., loans with risk characteristics unique to an individual borrower) or on an aggregate basis (e.g., loans with similar risk characteristics). As of December 31, 1999 and 1998, there were no loans within the Bank's portfolio that were considered to be impaired.

     Premises and Equipment and Other Long-Lived Assets - Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization, computed by the straight-line method, are charged to operations over the properties' estimated useful lives, which range from 25 to 50 years for buildings, 5 to 15 years for furniture and equipment or, in the case of leasehold improvements, the term of the lease, if shorter. Maintenance and repairs are charged to operations in the year incurred. Gains and losses on dispositions are included in current operations.

     The Bank reviews long-lived assets and certain identifiable intangibles to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected cash flows is less than the stated amount of the asset, an impairment loss is recognized.

     Income Taxes - Deferred income taxes are computed using the asset and liability approach. The tax effects of differences between the tax and financial accounting bases of assets and liabilities are reflected in the balance sheet at the tax rates expected to be in effect when the differences reverse. A valuation allowance is provided as a reserve against deferred tax assets when realization is deemed not to be likely. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

     Interest Income and Expense - The Bank utilizes the accrual method of accounting. Substantially all loans earn interest on the level yield method based on the daily outstanding balance. The accrual of interest is discontinued when, in management's judgment, the interest may not be collected.

     The Bank defers the immediate recognition of certain loan origination fees and certain loan origination costs when new loans are originated and amortizes these deferred amounts over the life of each related loan as an adjustment to interest income.

     Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Net Loss Per Share - Basic net loss per common share amount has been computed using the weighted average number of shares of common stock outstanding during the respective period (615,521 shares in 1999 and 607,557 shares in 1998 and 1997). There were no potentially dilutive securities during 1999, 1998 and 1997.

     New Accounting Standards - In April 1998, the AICPA issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities, which provides additional guidance on the financial reporting of start-up and organizational costs, requiring such costs to be expensed as incurred. As a result, the Bank wrote off its unamortized start-up and organizational costs of $116,203 as of January 1, 1999 as a cumulative effect of a change in accounting principle.

     In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative. The statement is effective for the Bank's fiscal year 2001 financial statements and may not be applied retroactively. The Bank has not yet completed its analysis of the effects of this new standard on its results of operations or financial position.

2.   INVESTMENT SECURITIES

     The amortized cost, gross unrealized gains and losses and fair values of investment securities at December 31, 1999 and 1998 are as follows:

     Available-for-sale securities consist of the following at December 31, 1999:

                                                                           Unrealized                Fair
                                                   Amortized    -------------------------------      Value
Type and Maturity Group                              Cost          Gains              Losses

U. S. Treasury due - within 1 year                $   749,505           $ -      $      (595)     $   748,910
U. S. Government agencies due - within 1 year       1,758,834             -           (5,333)       1,753,501
                                                   ----------    ----------         --------        ---------
Total at December 31, 1999                        $ 2,508,339           $ -      $    (5,928)     $ 2,502,411
                  === ====                        ===========           ==       ===========      ===========


Available-for-sale securities consist of the following at December 31, 1998:

                                                                           Unrealized               Fair
                                                   Amortized    -------------------------------     Value
Type and Maturity Group                              Cost          Gains              Losses
U. S. Treasury due - within 1 year                $  604,288     $      212            $ -      $  604,500
U. S. Government agencies due - within 1 year      1,483,490              -         (2,990)      1,480,500
                                                  ----------             --       --------       ---------

Total at December 31, 1998                        $2,087,778     $      212     $   (2,990)     $2,085,000
                                                ============         ======     ==========     ===========

3.   LOANS

     Loans at December 31, 1999 and 1998 classified by type, are as follows:

                                                  1999              1998

Real estate:
  Construction                             $  7,152,238      $  1,780,563
  Mortgage                                   16,963,594         7,414,218
Commercial, financial and agricultural        9,926,255         4,594,259
Consumer                                        562,765           299,105
                                               --------           -------
           Subtotal                          34,604,852        14,088,145
Net deferred loan origination fees             (144,128)          (64,880)
                                             ----------          --------

Total                                      $ 34,460,724      $ 14,023,265
                                          =============      ============



     Non-performing assets at December 31, 1999 and 1998 are as follows:

                                                            1999       1998

     Non-accrual loans                                   $247,559      $  -

     No loans have been restructured during the 1997, 1998 or 1999 periods.

     Directors and officers of the Bank and companies with which they are affiliated are customers of and borrowers from the Bank in the ordinary course of business. At December 31, 1999 and 1998, directors' and principal officers' direct and indirect indebtedness to the Bank aggregated $136,856 and $131,870, respectively.

4.   ALLOWANCE FOR LOAN LOSSES

     Changes in the allowance for loan losses for the periods ended December 31, 1999, 1998 and 1997 are as follows:

                                         1999           1998           1997

Balance at beginning of period      $ 218,719      $   3,200            $ -
Additions charged to operations       316,685        269,614          3,200
Charge-offs                           (18,567)       (55,838)             -
Recoveries                             11,971          1,743              -
                                    ---------     ----------      ---------

Balance at end of period            $ 528,808      $ 218,719      $   3,200
                                    =========      =========      =========

5.   PREMISES AND EQUIPMENT

     Premises and equipment at December 31, 1999 and 1998 are as follows:

                                                        1999             1998

Land                                               $   113,900      $   113,900
Land improvements                                      121,874                -
Building and improvements                            1,475,842        1,182,107
Furniture and equipment                                744,064          502,472
Leasehold improvements                                 287,852          287,852
Construction in progress                                10,585          238,714
                                                   -----------      -----------
           Total                                     2,754,117        2,325,045
Less accumulated depreciation and amortization        (298,610)        (124,994)
                                                   -----------      -----------
Total                                              $ 2,455,507      $ 2,200,051
                                                   ===========      ===========


6.   DEPOSIT ACCOUNTS

     At December 31, 1999, the scheduled maturities of time deposits of $100,000 or more are as follows:

Within three months                       $        2,083,909
Within six months                                  1,800,047
Within twelve months                               1,418,309
Greater than one year                                318,419
                                        --------------------

Total                                     $        5,620,684
                                        ====================


7.   NOTE PAYABLE

     A 9.5% note payable, due in monthly installments of $4,805, was repaid in full as of December 31, 1998.

8.   INCOME TAXES

     The income tax benefits for 1997 and 1999 were comprised solely of deferred tax benefits.

     For the years ended December 31, 1999 and 1998, a deferred tax benefit of $1,207 and $1,082, respectively, was allocated to other comprehensive income as the tax effect of the unrealized loss on investment securities available for sale.

     A reconciliation of reported income tax benefit for the periods ended December 31, 1999, 1998 and 1997 to the amount of tax benefit computed by multiplying the loss before income taxes by the statutory federal income tax rate of 34% follows:

                                                            1999           1998           1997
Tax benefit at statutory rate                             $(137,757)     $(331,373)     $(116,454)
Increase (decrease) in income tax benefit
  resulting from:
  State income tax benefit net of federal tax benefit       (17,745)       (54,115)       (16,955)
  Valuation allowance                                             -        385,488        157,512
                                                          ----------      --------      ---------

Income taxes reported                                     $(155,502)           $ -      $  24,103
                                                          ==========      ========      =========


     The tax effect of the cumulative temporary differences and carryforwards that gave rise to the deferred tax assets and liabilities at December 31, 1999 and 1998 are as follows:

1999                                                   Assets      Liabilities        Total

Net operating loss carryforward                      $ 468,180                     $ 468,180
Contribution carryforward                                8,164                         8,164
Allowance for loan losses                              180,792                       180,792
Unrealized loss on securities available for sale         2,289                         2,289
Depreciation                                                 -      $ (58,707)       (58,707)
Capitalized start-up expenditures                       68,351              -         68,351
Capitalized organization costs                          33,420              -         33,420
Prepaid expenses                                             -        (20,554)       (20,554)
Other, net                                                   -         (5,247)        (5,247)
Valuation allowance                                   (543,000)             -       (543,000)
                                                    ----------     ----------      ---------
Total                                                $ 218,196      $ (84,508)     $ 133,688
                                                    ==========    ===========      =========

1998                                                   Assets      Liabilities        Total
Net operating loss carryforward                      $ 445,757                     $ 445,757
Contribution carryforward                                5,753                         5,753
Allowance for loan losses                               53,189                        53,189
Unrealized loss on securities available for sale         1,082                         1,082
Depreciation                                                 -      $ (28,394)       (28,394)
Capitalized start-up expenditures                       66,680              -         66,680
Prepaid expenses                                             -         (6,936)        (6,936)
Other, net                                                   -        (17,152)       (17,152)
Valuation allowance                                   (543,000)             -       (543,000)
                                                     ----------     ----------      ---------

Total                                                $  29,461      $ (52,482)     $ (23,021)
                                                     ==========    ===========      =========

     As of December 31, 1999, federal and state operating loss carryovers of approximately $1,190,000 and $1,358,000, respectively, are available to offset future federal and state taxable income. The carryover period is 5 years for state and 20 years for federal, which will result in expirations of varying amounts.

     The Bank has a charitable contribution carryforward of $24,011 available to reduce federal taxable income. This credit will expire in year 2003.

     Management has evaluated the available evidence about future taxable income and other possible sources of realization of deferred tax assets. The valuation allowance at December 31, 1999 reduces deferred tax assets to an amount that represents management's best estimate of the amount of such deferred tax assets which more likely than not will be realized.

9.   LEASES

     The Bank leases the banking facility premises and equipment under operating lease agreements. Future minimum rental payments are as follows:

      2000                                                   $34,045
      2001                                                    33,473
      2002                                                    24,525
      Thereafter                                                   -
                                                             -------

      Total                                                  $92,043
                                                             =======

     The land for a branch office is leased from a partnership that includes a director of the Bank. The annual rental is $24,000. Rental expense charged to operations under all operating lease agreements was $45,529, $46,910 and $25,265 for the periods ended December 31, 1999, 1998 and 1997, respectively.

10.  REGULATION AND REGULATORY RESTRICTIONS

     The Bank is regulated by the Federal Deposit Insurance Corporation ("FDIC") and the North Carolina State Banking Commission.

     The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification also are subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). As of December 31, 1999, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. Management believes, as of December 31, 1999 and 1998, that the Bank meets all capital adequacy requirements to which it is subject. To be categorized as adequately capitalized under the regulatory framework for prompt corrective action, the Bank must monitor the minimum capital ratios as set forth in the table below.

     The Bank's actual capital amounts and ratios are also presented in the table (dollar amounts in thousands):

                                                                                                     To be Well
                                                                                                  Capitalized Under
                                                                           For Capital            Promp Corrective
                                                      Actual            Adequacy Purposes         Action Provisions
                                              --------------------    ---------------------      -------------------
                                               Amount    Ratio         Amount     Ratio           Amount     Ratio
As of December 31, 1999:
 Total Capital (to Risk Weighted Assets)       $5,580    17.13%        $2,605      8.00%          $3,256     10.00%
 Tier I Capital (to Risk Weighted Assets)      $5,171    15.88%        $1,303      4.00%          $1,954      6.00%
 Tier I Capital (to Average Assets)            $5,171    12.63%        $1,638      4.00%          $2,078      5.00%


                                                                                                   To be Well
                                                                                                  Capitalized Under
                                                                           For Capital            Promp Corrective
                                                      Actual            Adequacy Purposes         Action Provisions
                                              --------------------    ---------------------      -------------------
                                               Amount    Ratio         Amount     Ratio           Amount     Ratio
As of December 31, 1998:
Total Capital (to Risk Weighted Assets)        $5,257    31.60%        $1,331       8.0%         $ 1,664      10.0%
Tier I Capital (to Risk Weighted Assets)       $5,049    30.35%        $  665       4.0%           $ 998       6.0%
Tier I Capital (to Average Assets)             $5,049    25.25%        $  800       4.0%         $ 1,000       5.0%


11.  COMMITMENTS AND CONTINGENCIES

     The Bank has various financial instruments (outstanding commitments) with off-balance sheet risk that are issued in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Commitments to extend credit are legally binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts outstanding do not necessarily represent future cash requirements. Standby letters of credit represent conditional commitments issued by the Bank to assure the performance of a customer to a third party. The unused portion of commitments to extend credit at December 31, 1999 and 1998 was $5,536,642 and $2,583,000, respectively.

     The Bank's exposure to credit loss for commitments to extend credit and standby letters of credit is the contractual amount of those financial instruments. The Bank uses the same credit policies for making commitments and issuing standby letters of credit as it does for on-balance sheet financial instruments. Each customer's creditworthiness is evaluated on an individual case-by-case basis. The amount and type of collateral, if deemed necessary by management, is based upon this evaluation of creditworthiness. Collateral held varies, but may include marketable securities, deposits, property, plant and equipment, investment assets, inventories and accounts receivable. Management does not anticipate any significant losses as a result of these financial instruments.

     In the normal course of its operations, the Bank from time to time is party to various legal proceedings. Based upon information currently available, and after consultation with its legal counsel, management believes that such legal proceedings, in the aggregate, will not have a material adverse effect on the Bank's business, financial position or results of operations.

12.  FAIR VALUE OF FINANCIAL INSTRUMENTS

            The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                                                            December 31,
                                      -------------------------------------------------------
                                                1999                         1998
                                      --------------------------    -------------------------
                                      Carrying        Estimated      Carrying      Estimated
                                       Amount         Fair Value      Amount      Fair Value
                                           (In Thousands)               (In Thousands)
Assets:
  Cash and cash equivalents            $ 4,005         $ 4,005       $ 3,546       $ 3,546
  Marketable securities                  2,502           2,502         2,085         2,085
  Federal Home Loan Bank stock              58              58             -             -
  Loans                                 34,461          34,463        14,023        13,840

Liabilities:
  Demand deposits                       19,142          19,142         8,989         8,989
  Time deposits                         18,779          18,793         7,458         7,475

Off-Balance-Sheet-commitments to
  extend credit                              -           5,537             -         2,583

13.  EMPLOYEE BENEFIT PLAN

     The Bank sponsors a defined contribution 401(k) plan, which allows those employees who have attained the age of 21 years and worked 1,000 hours to elect to contribute a portion of their salary to the plan in accordance with the provisions and limits set forth in the plan document. The plan was established in March 1999. The Bank makes discretionary matching contributions in an amount determined each plan year to each participant who makes 401(k) savings
contributions   during  the  year.  The  Bank  may  also  make  a  discretionary profit-sharing contribution for a plan year to those participants employed during the year. The Bank's contribution expense to the plan was $10,000 for the year ended December 31, 1999.

14.  SUBSEQUENT EVENT

     In January 2000, the Bank signed a nonbinding letter of intent to purchase 100% of the voting equity of an insurance agency. The Bank is currently negotiating the terms of the transaction but a definitive agreement has not been reached.

Weststar Financial Services Corporation & Subsidiary
----------------------------------------------------
Consolidated Balance Sheets (unaudited)

                                                                                    June 30,                    December 31,
                                                                                      2000                         1999
                                                                               -------------------          --------------------
ASSETS:
Cash and cash equivalents:
  Cash and due from banks                                                    $          6,496,704         $           1,892,403
  Interest-bearing deposits                                                                 5,075                         2,784
  Federal funds sold                                                                    2,210,000                     2,110,000
                                                                               -------------------          --------------------
      Total cash and cash equivalents                                                   8,711,779                     4,005,187
                                                                               -------------------          --------------------
Investment securities -
  Available for sale, at fair value (amortized cost of
  $2,011,824 and $2,508,339, respectively)                                              2,008,293                     2,502,411
                                                                               -------------------          --------------------
Loans                                                                                  47,607,223                    34,460,724
Allowance for loan losses                                                               (686,008)                     (528,808)
                                                                               -------------------          --------------------
Net loans                                                                              46,921,215                    33,931,916
Premises and equipment, net                                                             2,357,299                     2,455,507
Accrued interest receivable                                                               366,927                       220,151
Federal Home Loan Bank stock, at cost                                                     145,600                        58,100
Deferred income taxes                                                                     606,452                       133,688
Other assets                                                                              104,282                        61,137
                                                                               -------------------          --------------------
TOTAL                                                                        $         61,221,847         $          43,368,097
                                                                               ===================          ====================

LIABILITIES AND SHAREHOLDERS' EQUITY:
Deposits:
  Demand                                                                     $          9,059,033         $           4,780,881
  NOW accounts                                                                          9,258,522                     3,154,225
  Money market accounts                                                                12,927,842                    10,623,376
  Savings                                                                                 913,150                       583,797
  Time deposits of $100,000 or more                                                     5,506,095                     5,620,684
  Other time deposits                                                                  17,366,145                    13,158,017
                                                                               -------------------          --------------------
        Total deposits                                                                 55,030,787                    37,920,980
Accrued interest payable                                                                  187,609                        159,1499
Other liabilities                                                                         151,888                       119,569
                                                                               -------------------
                                                                                                            --------------------
      Total liabilities                                                                55,370,284                    38,199,698
                                                                               -------------------          --------------------

SHAREHOLDERS' EQUITY:
Preferred stock; authorized $1,000,000; issued and outstanding - none                           -                             -
Common stock, $1 par value, authorized - 9,000,000
    shares; issued and outstanding - 633,298 and 633,298, respectively                    633,298                       633,298
Additional paid-in capital                                                              6,129,636                     6,129,636
Accumulated deficit                                                                     (909,204)                   (1,590,896)
Accumulated other comprehensive loss                                                      (2,167)                       (3,639)
                                                                               -------------------          --------------------
      Total shareholders' equity                                                        5,851,563                     5,168,399
                                                                               -------------------          --------------------
TOTAL                                                                        $         61,221,847         $          43,368,097
                                                                               ===================          ====================

See notes to consolidated financial statements.

Weststar Financial Services Corporation & Subsidiary
-----------------------------------------------------------------
Consolidated Statements of Operations (unaudited)

                                                                   Three Months                          Six Months
                                                                  Ended June 30,                        Ended June 30,
                                                            2000             1999                  2000              1999
                                                     ----------------   ---------------      ---------------   ----------------
INTEREST INCOME:
Interest and fees on loans                           $     1,148,316    $      533,178       $    2,081,502    $       939,246
Federal funds sold                                            13,336            56,946               40,782             98,067
Interest-bearing deposits with other banks                        62                 5                  116              1,158
Investments:
  U.S Treasuries                                              10,372             8,805               20,674             15,500
  U.S. Government agencies                                    22,343            22,719               46,457             41,471
  Other                                                        1,212               525                2,347                525
                                                     ----------------   ---------------      ---------------   ----------------
       Total interest income                               1,195,641           622,178            2,191,878          1,095,967
                                                     ----------------   ---------------      ---------------   ----------------
INTEREST EXPENSE:
Time deposits of $100,000 or more                             84,353            37,984              166,996             76,895
Other time and savings deposits                              371,508           226,746              699,343            394,350
Federal funds purchased                                        3,327                 -                3,327                  -
Other interest expense                                             -                 -                   41                  -
                                                     ----------------   ---------------      ---------------   ----------------
     Total interest expense                                  459,188           264,730              869,707            471,245
                                                     ----------------   ---------------      ---------------   ----------------
NET INTEREST INCOME                                          736,453           357,448            1,322,171            624,722
PROVISION FOR LOAN LOSSES                                    100,000           129,825              157,200            204,285
                                                     ----------------   ---------------      ---------------   ----------------
NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES                                             636,453           227,623            1,164,971            420,437
                                                     ----------------   ---------------      ---------------   ----------------
OTHER INCOME:
Service charges on deposit accounts                           79,016            75,821              169,042            114,545
Other service fees and commissions                            31,490            23,836               56,760             38,193
Other                                                          3,404             2,240                7,183              4,221
                                                     ----------------   ---------------      ---------------   ----------------
       Total other income                                    113,910           101,897              232,985            156,959
                                                     ----------------   ---------------      ---------------   ----------------
OTHER EXPENSES:
Salaries and wages                                           251,107           226,465              515,538            428,168
Employee benefits                                             49,618            18,818               78,816             38,431
Occupancy expense, net                                        34,515            18,321               63,053             36,915
Equipment rentals, depreciation and
  Maintenance                                                 56,025            44,496              113,521             92,891
Other                                                        202,643           147,697              419,012            307,620
                                                     ----------------   ---------------      ---------------   ----------------
        Total other expenses                                 593,908           455,797            1,189,940            904,025
                                                     ----------------   ---------------      ---------------   ----------------
INCOME (LOSS) BEFORE CUMULATIVE
  EFFECT OF A CHANGE IN ACCOUNTING
  PRINCIPLE AND INCOME TAXES                                 156,455         (126,277)              208,016          (326,629)
INCOME TAX PROVISION (BENEFIT)                                56,936                 -            (473,676)                  -
                                                     ----------------   ---------------      ---------------   ----------------
INCOME (LOSS) BEFORE CUMULATIVE
  EFFECT OF A CHANGE IN ACCOUNTING
  PRINCIPLE                                                   99,519         (126,277)              681,692          (326,629)
                                                     ----------------   ---------------      ---------------   ----------------
CUMULATIVE EFFECT OF A CHANGE IN
  ACCOUNTING PRINCIPLE, NET OF TAX
  BENEFIT OF $44,877                                               -                 -                    -           (71,326)
                                                     ----------------   ---------------      ---------------   ----------------
NET INCOME (LOSS)                                    $         9,519    $    (126,277)       $      681,692    $     (397,955)
                                                     ================   ===============      ===============   ================
PER SHARE AMOUNTS:
Basic and diluted income (loss) before cumulative
  Effect of a change in accounting principle         $          0.16    $       (0.21)       $         1.08    $        (0.54)
Cumulative effect of a change in accounting
  Principle                                                        -                 -                    -              (.12)
                                                     ----------------   ---------------      ---------------   ----------------
 Basic and diluted net income (loss)                 $          0.16    $       (0.21)       $         1.08    $        (0.66)
                                                     ================   ===============      ===============   ================

See notes to consolidated financial statements

WESTSTAR FINANCIAL SERVICES CORPORATION
---------------------------------------
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (unaudited)

                                                                    Three Months                         Six  Months
                                                                   Ended June 30,                       Ended June 30,
                                                              2000               1999                2000             1999

NET INCOME/(LOSS)                                      $        99,519     $     (126,277)     $     681,692    $     (397,955)
OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized holding gains (losses) on securities
  available for sale, net of income taxes                        1,272             (2,210)             1,472            (3,676)
                                                       ----------------   -----------------    --------------   ----------------

COMPREHENSIVE INCOME (LOSS)                            $       100,791     $     (128,487)     $     683,164    $     (401,631)
                                                       ================   =================    ==============   ================

See notes to consolidated financial statements.

WESTSTAR FINANCIAL SERVICES CORPORATION & SUBSIDIARY
----------------------------------------------------
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
---------------------------------------------------------
FOR THE SIX MONTHS ENDED JUNE 30, 2000 and 1999(unaudited)

                                                                                                                        Accumulated
                                                   Common Stock          Additional                      Other             Total
                                          ----------------------------    Paid-In     Accumulated     Comprehensive    Shareholders
                                               Shares       Amount        Capital       Deficit       Income (Loss)       Equity
Balance December 31, 1999                      633,298     $633,298      $6,129,636    $(1,590,896)    $ (3,639)       $ 5,168,399
  Net change in unrealized
     loss on securities held for sale                                                                     1,472              1,472
  Net income                                                                               681,692                         681,692
                                          -----------------------------------------------------------------------------------------
Balance June 30, 2000                          633,298     $633,298      $6,129,636    $  (909,204)    $ (2,167)       $ 5,851,563
                                          =========================================================================================

                                                                                                                      Accumulated
                                                   Common Stock          Additional                        Other         Total
                                          ---------------------------     Paid-In     Accumulated     Comprehensive   Shareholders'
                                             Shares       Amount          Capital       Deficit       Income (Loss)      Equity
Balance December 31, 1998                    607,557      $607,557      $5,897,957    $(1,341,243)      $ (1,696)      $5,162,575
  Net change in unrealized
     loss on securities held for sale                                                                     (3,676)          (3,676)
  Issuance of common stock                        10            10             100                                            110
  Net loss                                                                               (397,955)                       (397,955)
                                          -----------------------------------------------------------------------------------------
Balance June 30, 1999                        607,567        $607,567    $5,898,057    $(1,739,198)      $ (5,372)      $4,761,054
                                          =========================================================================================

See notes to consolidated financial statements.

Weststar Financial Services Corporation & Subsidiary
Consolidated Statements of Cash Flows (unaudited)
For the Six Months Ended June 30,

                                                                              2000               1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income/(loss)                                                       $    681,692      $   (397,955)
Adjustments to reconcile net income (loss) to net cash
 provided (used) by operating activities:
  Depreciation                                                               114,123            82,435
  Provision for loan loss                                                    157,200           204,285
  Premium amortization and discount accretion, net                           (14,500)          (33,944)
  Cumulative effect of a change in accounting principle                         --              71,326
  Increase in accrued interest receivable                                   (146,776)          (70,240)
  Increase in accrued interest payable                                        28,460            40,836
  Increase in other assets                                                   (43,159)          (31,223)
  Deferred income taxes                                                     (473,676)             --
  Increase (decrease) in other liabilities                                    32,319          (108,574)
                                                                        ------------      ------------
    Net cash provided (used) by operating activities                         335,683          (243,054)
                                                                        ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Federal Home Loan Bank stock                                     (87,500)             --
Purchases of securities available for sale                                (1,509,984)       (2,509,711)
Maturities of securities available for sale                                2,021,000         1,500,000
Net increase in loans                                                    (13,146,499)      (11,338,691)
Additions to premises and equipment                                          (15,915)         (378,629)
Issuance of common stock                                                        --                 110
                                                                        ------------      ------------
    Net cash used in investing activities                                (12,738,898)      (12,726,921)
                                                                        ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in demand deposits, NOW accounts, and savings accounts       13,016,268         9,919,566
Net increase in certificates of deposits                                   4,093,539         2,561,835
                                                                        ------------      ------------
    Net cash provided by financing activities                             17,109,807        12,481,401
                                                                        ------------      ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                       4,706,592          (488,574)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                           4,005,187         3,545,714
                                                                        ------------      ------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                              $  8,711,779      $  3,057,140
                                                                        ============      ============

SUPPLEMENTAL DISCLOSURES:
  Cash paid during the period for:
    Interest                                                            $    841,247      $    430,409
    Income taxes                                                                --                --

WESTSTAR FINANCIAL SERVICES CORPORTION
NOTES TO FINANCIAL STATEMENTS


1. Weststar Financial Services Corporation (the "Company") is a bank holding company with one subsidiary, The Bank of Asheville, a state chartered commercial bank incorporated in North Carolina on October 29, 1997. Common shares of The Bank of Asheville were exchanged for common shares of the Company on April 29, 2000.

              In the opinion of management, the accompanying financial statements contain all adjustments necessary to present fairly the consolidated financial position of the Company as of June 30, 2000 and December 31, 1999, and the consolidated results of their operations and their cash flows for the three and six month periods ended June 30, 2000 and 1999.

               The accounting policies followed are set forth in Note 1 to the 1999 Annual Report to Shareholders (Form 10-KSB) on file with the Federal Deposit Insurance Corporation.

2. Loans at June 30, 2000 and December 31, 1999 classified by type are as follows:

                                                             June 30,     December 31,
                                                               2000          1999
                                                               ----          ----
               Real Estate:
                 Construction                              $  8,853,209  $ 7,152,238
                 Mortgage                                    24,199,749   16,963,594
               Commercial, financial and agricultural        13,831,650    9,926,255
               Consumer                                         922,609      562,765
                                                           ------------   -----------
               Subtotal                                      47,807,217   34,604,852
               Net deferred loan origination fees              (199,994)    (144,128)
                                                           ------------   -----------
               Total                                       $ 47,607,223   $34,460,724
                                                           ============   ===========


3. At December 31, 1999, the Company had a $543,000 valuation allowance related to deferred tax assets for which, in the opinion of management, realization was not reasonably assured. Based upon the taxable income being generated in 2000 and management expectations of continued profitability, management now believes that realization of the deferred tax assets is more likely than not. The valuation allowance was reversed in the first quarter of 2000, thereby providing a deferred tax benefit.

4. In the normal course of business there are various commitments and contingent liabilities such as commitments to extend credit, which are not reflected on the financial statements. The unused portion of lines to extend credit were $9,800,142 and $5,536,642 at June 30, 2000 and December 31, 1999, respectively.

5. Basic earnings per share have been computed using the weighted average number of shares of common stock outstanding of 633,298 and 607,567 for the quarters ended June 30, 2000 and 1999, respectively and 633,298 and 607,566 for the six month periods ended June 30, 2000 and 1999, respectively. There were no potentially dilutive securities during the three and six month periods ended June 30, 2000.

6. The Company's capital at June 30, 2000 and December 31, 1999 to risk weighted assets totaled 14.42% and 21.09%, respectively. Current federal regulations require that the Company maintain a minimum ratio of total capital to risk weighted assets of 8%, with at least 4% being in the form of Tier 1 capital, as defined in the regulations. In addition, the Company must maintain a leverage ratio of 4%. As of June 30, 2000 and December 31, 1999, the Company's capital exceeded the current capital requirements.

7. The SEC has issued Staff Accounting Bulletin No. 101 ("SAB 101"), as amended on June 26, 2000, titled "Revenue Recognition in Financial Statements". SAB 101 provides SEC guidance on the recognition, presentation and disclosure of revenue in accordance with generally accepted accounting principles in the financial statements. The Company must implement any applicable provisions of SAB 101 no later than the fourth quarter of the current fiscal year. The Company has determined that implementation of the applicable provisions of SAB 101 will not have a material effect on the Company's financial statements and current disclosures. However, the SEC has recently indicated that it intends to issue further guidance with respect to adoption of specific issues addressed by SAB 101. Until such time as this additional guidance is issued, the Company is unable to assess the impact, if any, it may have on the Company's financial statements and current disclosures.

For Company Use (Do Not Fill In)            Paid with Subscription $ __________
No. of Shares Requested  ___________        Refund (if any) $ __________
No. of Shares Accepted    ___________       Balance Due $ __________



                               SUBSCRIPTION OFFER
                     Weststar Financial Services Corporation
                            Asheville, North Carolina


The undersigned, having received and reviewed the prospectus dated ______, 2000, of Weststar Financial Services Corporation (the "Company"), a bank holding company organized under the laws of the State of North Carolina, and in sole reliance on the information contained therein, hereby subscribes for _______________________________ shares of the common stock (par value $1.00 per share) of Weststar at a price of $____ per share. The minimum subscription is 100 shares and the maximum is 5% of the aggregate shares subscribed in the offering, unless such maximum number is waived by the Board of Directors.

The subscription is paid herewith, in United States dollars either by check, draft or money order drawn to the order of "First Citizens Bank/Weststar Financial Services Corporation - Escrow Account."


Mail subscriptions and payment to:

                     Weststar Financial Services Corporation
                             Attention: Escrow Agent
                                79 Woodfin Place
                      Asheville, North Carolina 28801-2426

In connection with this subscription, the undersigned acknowledges and agrees that:


               1. This Subscription Offer may not be canceled, terminated or revoked by the undersigned before December 31, 2000, unless extended by Weststar until February 28, 2001.

               2. The Company reserves the right to accept this Subscription Offer for a lesser number of shares than the number noted above, or to reject it altogether, for any reason or no reason, whether or not the subscriptions of other subscribers are treated differently. Subscriptions may be accepted at any time. The Company also reserves the right to cancel accepted Subscription Offers for any reason or no reason until the date the shares purchased through this Offering are issued. Acceptances must be in writing and are legally effective and binding when mailed to the address shown on this Subscription Offer, or in the case of a subscriber whose address has changed and who has provided the new address to Weststar in writing, to the new address. If the subscription is accepted in part, the undersigned agrees to purchase the accepted number of shares subject to the terms of this Subscription Offer. A refund, with interest, will be made of all amounts received for subscriptions not accepted. This subscription is nonassignable and nontransferable, except with the written consent of Weststar.

               3. All funds paid under this Subscription Offer will be held in the Escrow Account as provided in the prospectus with First Citizens Bank, Raleigh, North Carolina ("First Citizens Bank") and will be forwarded directly to First Citizens Bank by 12:00 noon of the next business day after receipt. If by December 31, 2000 (unless extended to February 28, 2001), Weststar has not received subscriptions for at least 117,600 shares of its common stock, a refund of the funds paid under this Subscription Offer, with interest, will be returned to the subscribers. (See " METHOD OF SUBSCRIPTION/ PLAN OF DISTRIBUTION" in the prospectus.)

               4. All terms of the prospectus of Weststar dated _________, 2000 are incorporated herein by reference. The undersigned acknowledges he/she has received a copy of the prospectus.

               5. The undersigned will not purchase or otherwise acquire, directly or indirectly, a beneficial interest in more than 5% of the aggregate shares to be outstanding after the offering unless such limit is waived by the Board of Directors.


               6. SUBSTITUTE FORM W-9: Under penalties of perjury, I certify that (1) the Social Security Number or Taxpayer Identification Number given below is correct; and (2) I am not subject to backup withholding. (INSTRUCTION:
YOU MUST CROSS OUT ITEM (2) DIRECTLY ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDER-REPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.)

               7. By his/her initials below, the subscriber acknowledges and agrees that:

               (1) THESE SECURITIES ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION ("FDIC") OR ANY OTHER AGENCY OR PERSON AND ARE SUBJECT TO INVESTMENT RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL; (2) THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE FDIC, THE NORTH CAROLINA BANKING COMMISSION, OR ANY OTHER REGULATORY BODY, NOR HAS ANY REGULATORY BODY PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS, AND THAT ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL; AND (3) SUBSCRIBER HAS RECEIVED AND READ A COPY OF THE PROSPECTUS BEFORE SIGNING THIS SUBSCRIPTION OFFER.


If this Subscription Offer is being processed through a registered broker-dealer that by execution hereof such broker-dealer is authorized to transfer sufficient funds as indicated above from my account with such broker-dealer to First Citizens Bank as Escrow Agent.


Instruction:  Each subscriber must place initials on the line below to indicate that he/she has read the above paragraphs.


 __________ (Subscriber's Initials)          ___________ (Subscriber's Initials)


Subscriber has signed this Subscription Offer on the date indicated beside his/her signature below, and hereby requests that certificates evidencing shares of common stock purchased pursuant to this Subscription Offer be registered in the name and form of ownership described below.


______________________________________(SEAL)       ____________________________
(Signature)                                                             (Date)

______________________________________(SEAL)       ____________________________
(Additional Signature, if required)                                     (Date)

Complete all blanks on this Subscription Offer Form and make check or money order in the amount of $_____ for each share subscribed payable to "First Citizens Bank/Weststar Financial Services Corporation - Escrow Account" and mail subscription and check to:


                     Weststar Financial Services Corporation
                               Attn: Escrow Agent
                                79 Woodfin Place
                      Asheville, North Carolina 28801-2426


Any questions concerning subscriptions or the offering may be directed to the above address or to (828) 252-1735.




                         STOCK REGISTRATION INFORMATION
                                 (PLEASE PRINT)

--------------------------------------------------------------------------------
Name(s) in which stock is to be registered

--------------------------------------------------------------------------------
 Address  (Street or Post Office Box)

--------------------------------------------------------------------------------
City, State, and Zip Code

(---)-------------------------------(---)---------------------------------------
Daytime Phone                       Evening Phone   Taxpayer ID (Social Security
                                                    Number)

Legal form of ownership:

(   ) Individual                 (   ) Joint Tenants with Right of  Survivorship
(   ) Tenants in Common          (   ) Uniform Transfers to Minors
(   ) Other __________________

--------------------------------------------------------------------------------


                              [OUTSIDE BACK COVER]

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THOSE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF THE COMPANY HAVE NOT CHANGED SINCE THE DATE HEREOF.


TABLE OF CONTENTS


Prospectus Summary
Risk Factors                                           410,000 Shares (Maximum)
Forward Looking Statements                             117,600 Shares (Minimum)
Use of Proceeds
Market for Common Stock and Related
    Shareholder matters                                        [LOGO]
Dividend Policy
Capitalization                                            WESTSTAR FINANCIAL
Management's Discussion and Analysis of                  SERVICES CORPORATION
     Financial Condition and Results of Operations
Business                                                     COMMON STOCK
Management
Certain Relationships and Related Transactions
Supervision and Regulation
Description of Capital Stock                                  PROSPECTUS
Method of Subscription/Plan of Distribution
Legal Opinions
Experts                                                     ___________, 2000
Index to Financial Statements

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 55-8-50 through 55-8-58 of the North Carolina General Statutes permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee
(i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina General Statutes permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney's fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The Bylaws of Weststar provide for indemnification to the fullest extent permitted under North Carolina law for persons who serve as directors or officers of Weststar, or at the request of Weststar serve as an officer, director, agent, partner, trustee, administrator or employee for any other foreign or domestic entity, except to the extent such activities were at the time taken known or believed by the potential indemnities to be clearly in conflict with the best interests of Weststar. Accordingly, Weststar may indemnify its directors, officers or employees in accordance with either the statutory or non-statutory standards.

Sections 55-8-52 and 55-8-56 of the North Carolina General Statutes require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

Finally, Section 55-8-57 of the North Carolina General Statutes provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the NCBCA to indemnify such party. Weststar has purchased a standard directors' and officers liability policy which will, subject to certain limitations, indemnify Weststar and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such. Weststar may also purchase such a policy.

As permitted by North Carolina law, Article 5 of Weststar's Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action whether by or in the right of Weststar or otherwise, provided that such limitation will not apply to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of Weststar, (ii) any liability under Section 55-8-33 of the General Statutes of North Carolina, or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director's reasonable compensation or other reasonable incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of Weststar).

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

               Registration Fee                         $  920
               NASD Fee                                  4,600
               Sales Agent Commission (1)               50,000
               Printing and Engraving Expenses (1)       8,000
               Legal Fees and Expenses                  50,000
               Accounting Fees and Expenses (1)         15,000
               Blue Sky Fees and Expenses (1)            1,500
               Miscellaneous                             2,500
                                                         -----
     Total                                            $132,520


               (1)           Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

Weststar has sold no unregistered securities since it was chartered on February 8, 2000.





ITEM 27. INDEX TO EXHIBITS.

The following exhibits are filed with this Registration Statement:

       Exhibit
        Number    Description





         1.1      Sales Agency Agreement (filed herewith)
         1.2      Escrow Agreement (filed herewith)

         3.1      Articles of Incorporation of Weststar Financial Services
                  Corporation *
         3.2      Bylaws of Weststar Financial Services Corporation *
          4       Specimen Common Stock Certificate *


          5 Opinion of Gaeta & Glesener, P.A. regarding the legality of the securities being registered (filed herewith)
         10.1     Employment Agreement of G. Gordon Greenwood dated February 9,
                  2000*
         10.2     Employment Agreement of Randall C. Hall dated March 20, 1998*
         10.3     401(k) Savings Plan of The Bank of Asheville *

          21      Subsidiaries of Weststar Financial Services Corporation
                 (previously filed)

         23.1     Consent of Deloitte & Touche LLP (filed herewith)
         23.2 Consent of Gaeta & Glesener, P.A. (contained in Exhibit 5 hereto)

          24      Power of Attorney (previously filed)

          27      Financial Data Schedule (previously filed)


* Incorporated by reference to the Registration Statement of Weststar Financial Services Corporation on Form S-4, Registration No. 333-30200 as filed with the Securities and Exchange Commission on February 11, 2000.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Asheville, State of North Carolina, on October 13, 2000.


                                   WESTSTAR FINANCIAL SERVICES CORPORATION


                                   By:   /s/ G. Gordon Greenwood
                                         -----------------------
                                         G. Gordon Greenwood
                                         President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on October 13, 2000 by the following persons in the capacities indicated.


/s/ G. Gordon Greenwood
-----------------------
G. Gordon Greenwood
President and Chief Executive Officer


/s/ Randall C. Hall
------------------
Randall C. Hall
Executive Vice President


/s/ William E. Anderson*
------------------------
William E. Anderson
Director


/s/ Max O. Cogburn, Sr.*
------------------------
Max O. Cogburn, Sr.
Director


/s/ M. David Cogburn, Jr., M.D.*
--------------------------------
M. David Cogburn, Jr., M.D.
Director


/s/ Darryl J. Hart*
-------------------
Darryl J. Hart
Director



/s/ Carol L. King*
------------------
Carol L. King
Director



/s/ Stephen L. Pignatiello*
---------------------------
Stephen L. Pignatiello
Director

/s/ Kent W. Salisbury, M.D.*
----------------------------
Kent W. Salisbury, M.D.
Director


/s/ Laura A. Webb*
------------------
Laura A. Webb
Director

/s/ David N. Wilcox*
--------------------
David N. Wilcox
Director


*              /s/ G. Gordon Greenwood
               -----------------------
               By G. Gordon Greenwood
               Attorney-in-Fact